UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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FEDERAL REALTY INVESTMENT TRUST

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2022 Annual Meeting Notice

AND PROXY STATEMENT

FEDERAL 1962

Letter from our Chairman and our CEO

March 25, 2022

Dear Shareholders:

On behalf of the Board of Trustees and the entire Federal team, we’d like you to join us at our 2022 Annual Meeting of Shareholders. We will hold our meeting virtually so that more shareholders are able to participate. This proxy statement includes important information for how you can join and ask questions at the meeting and about the matters that will be voted on at the meeting.

In looking back on 2021, we began the year with the hope that the most challenging year in our nearly 60-year history was behind us but with little clarity on how quickly our business would rebound from the COVID-inflicted challenges of 2020. We were pleased as industry conditions improved faster than we had anticipated and we were able to end the year collecting about 97% of our contractual rents for the fourth quarter, up significantly from what we were collecting as the governmental lockdowns designed to stop the spread of the virus were felt by many of our retail tenants early in 2020. There were challenges we worked through in 2021 and continue to work through today as our business and the broader economy continue to recover from the pandemic but one thing that remained consistent through these difficult years has been our focus on long-term growth and positioning the company for future success. Our prudent balance sheet management allowed us to take advantage of the economic disruption in the economy and acquire 5 new properties having a gross value of $440 million. Each of these properties has future growth opportunities and was priced more attractively than if we were to acquire them today. We also continued to deliver on our development pipeline in 2021, placing more than $486 million of investment into service that will generate additional revenue and create additional long-term value over the next several years.

These accomplishments were only possible through the considerable efforts of our Board and each and every one of our employees. Their ability to address the continuing challenges of the pandemic while also delivering results to position the company for future growth has been extraordinary. We are extremely proud of the work this team has accomplished.

We look forward to your participation in the meeting and want to thank you for your continued support of Federal.

Sincerely,

David W. Faeder	Donald C. Wood
Non-Executive Chairman of the Board	Chief Executive Officer

Notice of Annual Meeting of Shareholders

ANNUAL MEETING PROPOSALS

Board Recommends

Proposal 1 Election of our seven nominees to serve as trustees for a term of one year	FOR (see p. 11)

Proposal 2 Approval on an advisory basis of our 2021 executive compensation	FOR (see p. 19)

Proposal 3 Ratification of the appointment of Grant Thornton, LLP as our registered public accountants for fiscal year 2022	FOR (see p. 39)

Other business will be transacted as may properly come before the 2022 annual meeting of shareholders (“Annual Meeting”).

Beneficial Owners

If you own shares registered in the name of a broker, bank or other nominee, please follow the instructions they provide on how to vote your shares.

Proxy Voting

Please submit your proxy or voting instructions as soon as possible to instruct how your shares are to be voted at the Annual Meeting, even if you plan to attend the meeting. If you later vote at the Annual Meeting, your previously submitted proxy or voting instructions will not be used.

On behalf of the Board of Trustees

Dawn M. Becker

Executive Vice President-General Counsel

And Secretary

LOGISTICS

Date and Time
Wednesday, May 4, 2022 9:00 a.m. Eastern Time

Record Date Monday, March 14, 2022

Our Annual Meeting will be virtual. To participate, vote or submit questions during the meeting via live webcast, please visit:
https://web.lumiagm.com/202329683

See page 43 for additional information on how to attend the virtual Annual Meeting.
Mailing Date
This proxy statement was first mailed to shareholders on or about March 25, 2022.

HOW TO VOTE

Shareholders of Record
By Internet
www.voteproxy.com
By Telephone 1-800-776-9437
By Mail
Complete your proxy card and cast your vote by pre-paid mail

Important Notice Regarding Internet Availability of Proxy Materials

The proxy statement and annual report to shareholders, including our annual report on Form 10-K for the year ended December 31, 2021, are available at www.federalrealty.com. References in this proxy statement to our website are provided for your convenience only and the content on our website does not constitute part of this proxy statement.

Who We Are

Federal Realty Investment Trust is an S&P 500 company that owns, operates and redevelops high-quality retail based real estate located primarily in major coastal markets and headquartered in North Bethesda, Maryland.

Company Information Established in 1962 Member of the S&P 500	Our Properties[1] 104 properties 25 million SF of commercial space 3,369 residential units	Our Employees[1] 310 employees 6 primary offices Average tenure of 8.7 years

[1] As of 12/31/2021

Company Reorganization

Through the end of 2021, we conducted our business through Federal Realty Investment Trust, a Maryland real estate investment trust (“Old FRT”). Effective as of January 1, 2022, Old FRT completed a holding company merger for the purpose of converting Old FRT into an umbrella partnership real estate investment trust or “UPREIT”. On January 5, 2022, Old FRT converted to a Delaware limited partnership and changed its name to Federal Realty OP LP to complete that conversion. The holding company created for the merger, FRT Holdco REIT, is now the parent company of Old FRT and pursuant to a name change effectuated immediately following the merger, is now known as Federal Realty Investment Trust (“New FRT”). The business, management and trustees of New FRT, and the rights and limitations of the holders of New FRT’s shares of beneficial interest, immediately following the merger were identical to the business, management and trustees of Old FRT, and the rights and limitations of holders of Old FRT’s shares of beneficial interest, immediately prior to the merger. The consolidated assets and liabilities of New FRT immediately following the merger and partnership conversion were the same as the consolidated assets and liabilities of Old FRT immediately prior to the merger and partnership conversion.

New FRT, as the successor to Old FRT, is filing this proxy statement on behalf of itself and Old FRT for 2021 and on behalf of itself for 2022. All references in this proxy statement to “we”, “our”, the “Company”, “Federal” or “Federal Realty” refer to New FRT for itself and as successor to Old FRT, as applicable. More detailed information regarding the holding company merger and partnership conversion of Old FRT can be found in our Form 8-K12B filed with the Securities and Exchange Commission (“SEC”) on January 3, 2022 and our Form 8-K filed with the SEC on January 5, 2022.

Operating Performance Highlights

2021 was characterized by improved operating performance and continued focus and investment on avenues for future growth. COVID-driven governmental shutdowns in 2020 had a significant adverse impact on our ability to collect full rents from our tenants given their inability to operate their businesses and generate revenue. Although 2021 was still impacted by governmental restrictions and the emergence of new strains of COVID, the vast majority of our tenants experienced significant rebounds in their businesses which in turn drove our improved operating performance. Tenant optimism in a post-COVID recovery was also evident in the record volume of leases we signed during the year. We also continued to focus on making smart investments that are expected to lead to future growth. We acquired 5 new properties during 2021, each with potential for significant future value creation, placed significant portions of our development pipeline into service and began our next phase of development at Pike & Rose with a lease in hand for approximately 40% of the building. Following are a few of our 2021 operating performance highlights.

Strong Earnings Growth >25% Growth of both net income available for common shareholders and FFO per share* compared to 2020	Record Leasing Activity 573 deals/2.9M square feet New and renewal leases signed in 2021	Value-Add Acquisitions $440 million Acquired 5 new assets with significant value add potential through re-leasing, renovation and redevelopment

Execution on Development Pipeline			Common Share Dividend

$486 million Active major development projects placed into service	$193 million New major development starts	300,000 square feet Executed leases for major development projects	54 years Consecutive years of common share dividend increases, the longest record in the REIT industry

* FFO per share is a non-GAAP financial measure that we consider significant in our business. See Appendix A for a reconciliation of FFO per share to net income.

Environmental and Social Responsibility Highlights and Commitment

Our corporate responsibility initiatives are set forth in detail in our 2020 Corporate Responsibility Report which is available under the “About Us-Sustainability” tab on our website which can be accessed by using this link https://issuu.com/federalrealty/docs/2020_corporate_responsibility_brochure. This report provides information in alignment with the frameworks established by the Global Reporting Initiative, Task Force for Climate-Related Financial Disclosures and Sustainability Accounting Standards Board as well as detailed information on the demographic make-up of our workforce by classification level. We are planning to provide later this year a new sustainability report for 2021 covering substantially the same topics and providing substantially the same information as is included in the 2020 report. Some of the highlights of our commitment to and progress on environmental and social responsibility topics include the following.

Diversity and Inclusion (as of 12/31/2021)	Women	Ethnic/Racial Minorities	Women in Leadership Board Executive Leadership

Signatory for CEO Action for Diversity and Inclusion	CEO Participating in NAREIT Dividends Through Diversity, Equity & Inclusion CEO Council

Employees (as of 12/31/2021)	96% Employees proud to work at Federal – 2021 engagement survey	15% Of all employees were promoted in 2021

Pay Equity Third party study found equal pay for equal work throughout the Company	Philanthropic Support

Environment (as of 12/31/2021)	Scope 1 and 2 GHG Emissions 30% Reduction Target	Electric Consumption Landlord Controlled 15% Reduction Target

	Decrease landlord controlled emissions between 2019 and 2025	Decrease landlord controlled electric consumption between 2019 and 2025

$1.2 billion Invested in LEED certified buildings currently in service	13.1MW Solar power generating capacity in solar arrays at 25% of our properties	274 EV charging stations installed avoiding more than 3,000 metric tons of GHG emissions

Corporate responsibility is an area of focus for our Board of Trustees (“Board”), our management team and the entirety of our Company. It starts with our Board who is fully responsible for overseeing the Company’s approach to matters of environmental and social responsibility. To ensure that all of these matters get the level of attention necessary, the Board has delegated certain responsibilities to its standing committees. The specific responsibilities of each committee for environmental and social matters are described in more detail in the “Overall Risk Management” and “Board Committees” sections below.

For management, primary responsibility for overseeing and driving our environmental and social initiatives has been assigned to our Executive Vice President, General Counsel who is one of our named executive officers. She is supported in those efforts by our Head of Sustainability and a cross-functional ESG council made up of senior members of various functional areas throughout the Company including asset management, development, tenant coordination, transactions, human resources, legal, accounting, marketing and investor relations. This group meets on a regular basis to guide and report on our Company’s ESG initiatives.

We have two primary areas of focus throughout our Company – people, including our employees, vendors, suppliers, contractors, consultants and the communities in which we own our properties and do business, and planet which considers the impact our business and our properties have on the environment. We have aligned all of our efforts with respect to both people and planet with the ten United Nations Sustainable Development Goals that we believe are most relevant to our business.

Our focus on people starts with our employees and our core values of Excellence, Integrity, Accountability and Innovation. At the end of 2021, we had 310 employees who had been with the Company nearly 9 years, on average, and who reflected the diversity of the communities where we do business. We use our annual engagement surveys to gather feedback from our employees to help us ensure that we are creating an environment where our employees can grow and thrive personally and professionally. Our 2021 efforts were primarily focused on advancement opportunities for our current team and diversification of our candidate pool for hiring new positions throughout the Company. These efforts resulted in nearly 15% of our total workforce being promoted in 2021 into a job with increased responsibilities and compensation. Our use of anonymized resumes, focus on non-traditional sources to identify job candidates and a requirement to consider one or more diverse candidates for all positions of director and above resulted in one of the most diverse groups of new hires in our history with 64% of our total hires during 2021 being women and 47% of those new hires being members of ethnic or racial minority groups.

We have a long-standing commitment to being good environmental stewards as it relates to our properties. As long-term owners of real estate, ensuring properties are resilient in all senses of the word is critical. For more than a decade, we have focused our ground-up development efforts on investing in buildings that achieve a level of certification under the Leadership in Energy and Environmental Design (LEED) guidelines demonstrating our commitment to making investment decisions that take into account our building’s long-term environmental impact. That investment has totaled approximately $1.2 billion in LEED certified buildings already placed in service with another $1 billion invested and estimated to be invested over the next few years in buildings targeted to achieve LEED Gold certification or better. We have also made a commitment to renewable energy with our investment in on-site solar photovoltaic systems at nearly 25% of our properties. Our focus on decreasing energy usage and using renewable energy are the foundation for our goal to reduce our landlord controlled electric consumption and our Scope 1 and Scope 2 greenhouse gas emissions by 15% and 30%, respectively by 2025.

Our properties also serve as the intersection between people and planet as we design and operate our properties to serve the needs of the local community and reflect the values of that community. Providing places for the community to gather and socialize helps add to the positive impacts our properties have on the local communities.

Governing the Company

The Board is responsible for providing governance and oversight of the strategy, operations and management of the Company with its primary objective being to represent the interests of our shareholders. The Board oversees our senior management to whom it has delegated the authority to manage the day-to-day operations of the Company. The Board has adopted Corporate Governance Guidelines, committee charters, a Code of Business Conduct and a Code of Ethics for our Senior Financial Officers that, together with our Declaration of Trust and Bylaws, form the governance framework for the Board and its committees.

The Board regularly reviews the Corporate Governance Guidelines and other corporate governance documents and from time to time revises them when it believes it is in the best interests of the Company and our shareholders to do so given changing regulatory and governmental requirements and best practices. The following sections provide an overview of our corporate governance structure.

Complete copies of our Corporate Governance Guidelines, committee charters, Code of Business Conduct, Code of Ethics for Senior Financial Officers and other governance documents are available in the Investor/Corporate Governance section of our website at www.federalrealty.com. Printed copies of these documents are available upon written request to our Investor Relations department at 909 Rose Avenue, Suite 200, North Bethesda, Maryland  20852.

Corporate Governance Policies and Procedures

Some of the key governance policies and practices that govern the Company include the following:

Policy	Explanation

Annual election of all trustees	All of our trustees are elected annually.

No shareholder rights plan	The Company does not have a “poison pill”.

Proxy access right	Shareholders satisfying the requirements can include their own qualified trustee nominee in our proxy materials.

Independent Board	All of our trustees are independent other than our chief executive officer.

100% independent Board committees	Each of the Board’s committees is comprised entirely of trustees who are independent.

Active Board oversight of strategy, risk management and environmental, social and governance (“ESG”) initiatives	Our Board provides robust oversight of our strategy, enterprise risk management and ESG initiatives, among other topics.

Independent Non-Executive Chairman	Since 2003, we have had an independent Non-Executive Chairman leading the Board.

Annual Board, committee and individual trustee assessment process	Each of our Board committees and the Board as a whole conduct an annual assessment of its performance. In addition, the chair of the Nominating and Corporate Governance Committee (“Nominating Committee”) conducts a confidential assessment of each individual trustee intended to ensure that each trustee is performing to an acceptable level and to inform decisions on who to nominate for election at the next annual meeting. A similar assessment is performed by our Non-Executive Chairman on the performance of the chair of our Nominating Committee.

Active oversight of other board service by Trustees and management	Our Corporate Governance Guidelines require each Trustee and member of management to obtain approval from the Nominating Committee before accepting a position on any other public, private or non-profit board. Before approving any such additional board service, the Nominating Committee holistically evaluates the impact such additional board service would have on the individual’s ability to carry out his or her fiduciary and other obligations to the Company and advises the rest of the Board on the request and ultimate decision.

Commitment to Board refreshment	The Board continually evaluates the skill sets and perspectives needed to effectively carry out its oversight function. Four of our current six non-management trustees have served on the Board for 5 years or less.

Active shareholder engagement	We actively engage with our shareholders to understand their perspectives with our Non-Executive Chairman and other members of the Board participating if requested.

Robust Code of Business Conduct	Our Code of Business Conduct applies to all trustees and employees and reinforces our culture of compliance, ethical conduct and accountability. We also have in place an additional code of ethics for our senior officers who most directly impact our financial reporting.

Clawback policy	We have adopted a policy applicable to our named executive officers that provides for recovery of certain cash bonuses and equity compensation in the event of a financial restatement under certain circumstances.

Equity ownership requirements	Our chief executive officer is required to hold shares with a value equal to at least 7 times his base salary and each of our other named executive officers is required to hold shares with a value equal to at least 2 1⁄2 times his or her base salary and annual bonus. Each trustee is required to hold shares having a value at least equal to 5 times the cash portion of the annual retainer. Named executive officers and trustees have a period of 5 years to meet these requirements.

Prohibition on hedging and pledging Shares	Our trustees and all employees are prohibited from entering into hedging transactions or pledging any of their shares.

Board Leadership

Our Board has been led by an independent Non-Executive Chairman since 2003. Mr. Faeder assumed that role after the 2021 annual shareholder meeting when our prior non-executive chairman retired from the Board. With this structure, our chief executive officer is able to develop and oversee the implementation of our business strategy and to lead and manage the day-to-day operations of the Company while Mr. Faeder focuses on Board oversight and governance and acts as a liaison with management. In addition, Mr. Faeder provides input on issues for Board consideration by helping to set and approve agendas for meetings and ensures that sufficient time is allotted for robust discussion of all issues. The Board believes that this structure provides the optimal leadership model to most effectively oversee and manage the Company in execution of its business strategy and objectives.

Trustee Independence

The Board has adopted a standard designed to assist the Board in assessing trustee independence. This standard, included in our Corporate Governance Guidelines, states that a Trustee’s position as a director, officer or owner of a company with which we do business does not constitute a material relationship impacting independence so long as payments made by that company do not account for more than five percent (5%) of our gross revenues or more than ten percent (10%) of the gross revenues of that company. The Board performs an annual review of independence of all trustees and nominees. In order to make a determination that an individual is independent, the Board has to affirmatively conclude that the individual does not have any direct or indirect material relationship with the Company. This independence determination takes into account the requirements of our Corporate Governance Guidelines and any additional requirements imposed by law, regulation or the New York Stock Exchange (“NYSE”) listing standards and is only made after a thorough review of all relationships that exist between the Company and a trustee.

Based on this review process, the Nominating Committee recommended, and the Board concluded, that all of our Trustees, other than Mr. Wood, our chief executive officer, are independent under all applicable standards for service on the Board and each of its committees. In making this determination, the Board considered certain indirect passive investments Mr. Nader has in two of the Company’s tenants and Mr. Wood’s previous service on the board of a company of which Mr. Ordan served as chief executive officer. The Board determined that neither of these situations constituted a material relationship with the Company that would interfere with either Mr. Nader’s or Mr. Ordan’s ability to exercise independent judgment.

Board Meetings

The Board met 5 times in 2021. In addition, our practice is for all trustees to attend all meetings of each of the Board’s standing committees. This practice ensures that each Trustee is fully informed on all issues facing the Company and has the opportunity to participate in discussions surrounding those issues. Only trustees who are members of the specific committee are entitled to vote on matters presented to that committee. In addition, at each quarterly meeting, the Trustees meet in executive session with all Trustees and then with just independent Trustees. All Trustees are also expected to attend our annual shareholder meeting.

100% Trustee Attendance	• All 2021 Board meetings • All 2021 Board Committee meetings • 2021 Annual Shareholder Meeting

Overseeing Risk Management

The full Board oversees the Company’s corporate-level risk management and management is responsible for the day-to-day management of risk. To assist in its oversight role, the Board’s committees are primarily responsible for certain matters relating to the risks inherent in the committees’ respective areas of oversight, with each committee regularly reporting and making recommendations to the full Board. Risk oversight responsibilities for our Board and its committees are delegated as set forth below.

Our Board receives regular updates and recommendations from the committees about these activities, and reviews additional risks not specifically within the purview of any committee and risks of a more strategic nature, including operational risks, industry related risks and risks related to the environment, health, safety and security. The Board believes that this structure and division of responsibility is the most effective way to monitor and manage the Company’s risk.

Board Committees

The Board has three standing committees – the Audit Committee, the Compensation and Human Capital Management Committee (“Compensation Committee”) and the Nominating Committee. Each committee operates under a written charter that is available in the Investors/Corporate Governance section of our website at www.federalrealty.com. Each committee consists entirely of independent, non-employee trustees.

Audit Committee	Number of Meetings in 2021: 5

Membership
Gail P. Steinel, Chair (Financial Expert) David W. Faeder (Financial Expert) Elizabeth I. Holland (effective August 3, 2021) Anthony P. Nader, III (Financial Expert)

Primary Responsibilities
• Selects and oversees our independent auditor	• Oversees adequacy and integrity of our financial statements and our financial reporting and disclosure
• Oversees our financial reporting, including reviewing results with management and our independent auditor	• Oversees financial risks and risks relating to cybersecurity, data security and information protection
• Oversees internal audit function	• Reviews and approves any related party transactions requiring disclosure

More information on the Audit Committee is included in the Audit Committee Report and “Proposal 3: Ratification of Independent Registered Public Accounting Firm” beginning on page 39.

Compensation and Human Capital Management Committee	Number of Meetings in 2021: 4

Membership
Elizabeth I. Holland, Chair (effective August 3, 2021) Nicole Y. Lamb-Hale Mark S. Ordan (effective August 3, 2021) Gail P. Steinel

Primary Responsibilities
• Evaluates performance of our CEO and recommends annual salary, bonus, equity-based incentives and other benefits for our CEO	• Reviews and approves all severance and other agreements with our CEO and other senior officers
• Reviews and approves annual salary, bonus, equity-based incentives and other benefits for our other senior officers	• Administers and makes equity awards under our long-term incentive plan
• Administers certain other benefit plans of the Company	• Oversees our key strategies and human resources policies and practices for all employees

The Compensation Committee Report is included at page 32 of this proxy statement and more detail on the work of the Compensation Committee is included in the “Compensation Discussion and Analysis” beginning on page 19.

Nominating and Corporate Governance Committee	Number of Meetings in 2021: 3

Membership
Mark S. Ordan, Chair (effective August 3, 2021) David W. Faeder (effective August 3, 2021) Nicole Y. Lamb-Hale Anthony P. Nader, III

Primary Responsibilities
• Identifies and recommends individuals to stand for election to the Board	• Recommends members of the Board to serve on its committees
• Develops and oversees all corporate governance policies and procedures	• Oversees corporate responsibility and ESG efforts and monitors priorities and progress on goals
• Oversees annual trustee evaluation process

Board and Committee Assessments

Board Assessment The Board annually assesses its overall performance through the specific, in-depth annual committee and trustee evaluations.

Committee Assessments

Each committee conducts an annual assessment of its performance and the performance of its members in accordance with its committee charter. The review process is led by the chair of the committee.

Individual Trustee Assessments

Each trustee completes a confidential assessment of each other trustee and has a one-on-one interview with the chair of the Nominating Committee to review those individual assessments and receive feedback on his or her assessment by other trustees. The Non-Executive Chairman completes the same process with respect to the chair of the Nominating Committee.

Results are communicated to all trustees.

The results of the individual trustee assessments are taken into account in determining which trustees should stand for election at the next annual shareholder meeting and in determining committee assignments and leadership roles.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Ms. Holland, Ms. Lamb-Hale, Mr. Ordan and Ms. Steinel. Prior to August 3, 2021, Mr. Faeder also served on the Compensation Committee. There are no Compensation Committee interlocks and no member of the Compensation Committee serves, or has in the past served, as an employee or officer of the Company.

Communications with the Board

Any shareholder or other interested party may communicate with the Board or any Trustee by sending the communication to our corporate offices at 909 Rose Avenue, Suite 200, North Bethesda, Maryland 20852 in care of our Secretary. All communications should identify the party to whom it is being sent. Any communication which indicates it is for the Board of Trustees or fails to identify a particular Trustee will be deemed to be a communication intended for our Non-Executive Chairman of the Board. Our Secretary will promptly forward to the appropriate Trustee all communications received for the Board or any individual Trustee which relate to our business, operations, financial condition, management, employees or similar matters. Our Secretary will not forward to any Trustee any advertising, solicitation or similar materials.

Related Party Transactions

Our Code of Business Conduct requires that our Trustees and all of our employees deal with the Company on an arms-length basis in any related party transaction. All transactions between us and any of our Trustees, our named executive officers or other vice presidents, or entity in which any of them has an ownership interest, must be approved in advance by the Audit Committee pursuant to our written Code of Business Conduct and Audit Committee charter. Audit Committee approval is not required for us to enter into a lease with an entity in which any of our Trustees is a director, employee or owner so long as the lease is entered into in the ordinary course of business and is negotiated at arms-length and on market terms.

We have no related party transactions with any of our Trustees that are required to be disclosed. None of our named executive officers has any indebtedness to the Company or any relationship with the Company other than as an employee and shareholder. Employment and change-in-control arrangements between the Company and the named executive officers are described in the “Potential Payments on Termination of Employment and Change-in-Control” section below.

Proposal 1: Election of our Trustees

Our Board has seven trustees, all of whom have been nominated to stand for election at the 2022 annual shareholder meeting. All nominees are currently trustees of the Company having previously been elected by our shareholders in May 2021. Our Board has determined that each nominee for election as a trustee at the annual meeting is an independent trustee, except for Mr. Wood who serves as our Chief Executive Officer. Each trustee is elected to hold office until our next annual meeting and until his or her successor is elected and qualified.

You are entitled to cast one vote per share for each of the seven nominees. Proxies may not be voted for more than seven individuals. An “abstention” or “broker non-vote” will have no effect on the outcome of the vote for this proposal. Our Bylaws require that a nominee receive a majority of votes cast in order to be elected. Any nominee who does not receive a majority of votes cast will be required to submit a resignation to the Nominating Committee which would then make a recommendation to the Board as to whether to accept the resignation. The decision by the Board on any resignation would be publicly disclosed, along with the rationale for the decision, within 90 days after the election. We believe this process is a best practice and provides accountability to our shareholders. Over the past 5 years, each of these nominees has received, more than 93% of the votes cast at each shareholder meeting at which he or she stood for election.

Our Board recommends a vote FOR each of the seven nominees

Trustee Characteristics and Selection

The Nominating Committee has primary responsibility for identifying and recommending individuals to be added to the Board and stand for election by shareholders. Individuals identified should have the highest personal and professional integrity, demonstrated exceptional intelligence and judgment, have proven leadership skills, be committed to our success, have the requisite skills necessary to advance our long-term strategy, and have the ability to work effectively with our Chief Executive Officer and other members of the Board. In addition, the committee assesses the contribution that a particular candidate’s skills and expertise will make with respect to guiding our strategy and management when considered as a whole with the skills and expertise of other trustees.

To identify, recruit and evaluate qualified candidates for the Board, the Board first looks to individuals known to current Board members through business and other relationships. If the Board is not able to identify qualified candidates in that way, the services of a professional search firm would be used. In addition, any shareholder, or a group of up to 20 shareholders, that has continuously owned for 3 years at least 3% of the Company’s outstanding common shares of beneficial interest can nominate and include in the Company’s annual meeting proxy materials up to the greater of two trustees or 20% of the number of trustees serving on the Board, provided that the shareholder(s) and the nominee(s) satisfy the requirements set forth in our Bylaws. For further information regarding submission of a trustee nominee using the Company’s proxy access Bylaw provision or otherwise, see the “Shareholder Proposals for the 2023 Annual Meeting” section starting at page 45.

Board Diversity and Tenure

A critical consideration for the Board is ensuring that there is diversity on the Board that can bring different viewpoints to discussions that reflect their diverse backgrounds and experiences. Although the Board does not have a formal diversity policy, the Board believes that having representation of a diversity of skills, ages, tenure, gender and ethnicity are all factors that have to be considered, consistent with the goal of creating a Board that best serves the needs of the Company and our shareholders.

Gender	Race and Ethnicity	Women Committee Chairs	Board Refreshment

		67% Committees Chaired by Women	2/3rd Non-management trustees joined Board in last 5 years

Board Tenure	Average Tenure Non-Management 7.8 years

Qualifications and Experience of Nominees

In considering each trustee nominee, the Board evaluated such person’s background, qualifications, attributes and skills to serve as a trustee. The Board considered the nomination criteria discussed above, as well as the years of experience many trustees have had working together on the Board and the deep knowledge of the Company they have developed as a result of such service, all of which are critically important in our business given the long-term nature of many of our decisions. The Board also evaluated each of the director’s contributions to the Board and his or her role in the operation of the Board as a whole using, among other things, the results of the annual assessments. We believe our trustee nominees bring a well-rounded variety of experiences, qualifications, attributes and skills, and represent a mix of deep knowledge of the Company and fresh perspectives. The table below summarizes some of the experience, qualifications, attributes and skills of our trustee nominees.

This high-level summary is not intended to be an exhaustive list of each of our trustee’s skills or contributions to the Board but we do expect each trustee nominee to be knowledgeable in these areas. Further information on each trustee, including some of their specific experiences, qualifications, attributes and skills, is set forth in the biographies on pages 14 to 17 below.

Additional Board Service

Over the past year, requests were approved for Ms. Lamb-Hale to serve on the board of Kroll Midco Corporation and for Mr. Ordan to serve on the board of The Carlyle Group, Inc. The primary factors considered by the Nominating Committee with respect to Ms. Lamb-Hale’s request included her familiarity with Kroll given her prior employment with that company, her current role as general counsel of Cummins, Inc. and the experience and insights she could gain from serving on the board of another company. After weighing those factors, the Nominating Committee concluded that Ms. Lamb-Hale’s service on the Kroll board would not adversely impact her service on our Board and approved her request. The year-end evaluation of Ms. Lamb-Hale confirmed that her service on the Kroll board had not impacted her performance as a trustee on our Board.

With respect to Mr. Ordan’s request to serve on the board of The Carlyle Group effective as of April 1, 2022, the request was handled by our Non-Executive Chairman of the Board and presented to the entire Board to avoid any conflict with Mr. Ordan in his role as chair of the Nominating Committee. In considering the request, the Board took into account the considerable broad perspective he would bring to our Board as a Carlyle board member given that company’s strong reputation and breadth of investing expertise, his unique background as both a former REIT CEO and a retailer CEO, as well as his invaluable past performance on our Board. After carefully considering these items, the Board unanimously approved Mr. Ordan’s request to serve on the board of The Carlyle Group, concluding that such service would not adversely impact his service on our Board, and acknowledging that the Board would have the opportunity to reevaluate that conclusion as part of the end-of-year 2022 trustee evaluations which would form the basis for nomination to our Board in 2023.

Our Nominees

Provided below is information about our Board’s nominees, including their age, the year in which each trustee first became a trustee of our Company, their business experience for at least the past five years, the names of publicly-held companies (other than our Company) where they currently serve as a director, and additional information about the specific experience, qualifications, skills, or attributes that led to our Board’s conclusion that each nominee should serve as a trustee of our Company.

DAVID W. FAEDER Managing Partner, Fountain Square Properties Managing Member, Kensington Senior Living Age: 65 Trustee Since: 2003 Independent; Non-Executive Chairman	Committees: • Audit • Nominating Other Public Company Boards: • Arlington Asset Investment Corp.

Background

Mr. Faeder has been the managing partner of Fountain Square Properties since 2003 and of Kensington Senior Living since 2011, both of which are focused on the ownership, operation and development of senior housing. Prior to that, he held various positions at Sunrise Senior Living from 1993 to 2003. Those positions included Vice Chairman, President and Executive Vice President-Chief Financial Officer. Mr. Faeder began his career in public accounting before moving into investment banking immediately prior to joining Sunrise. Mr. Faeder received a BS in Business Administration from Old Dominion University and an MBA from the Colgate Darden Graduate School of Business at the University of Virginia. Mr. Faeder has been designated by the Board as an audit committee financial expert in accordance with the SEC definition.

Skills and Qualifications

Mr. Faeder has deep levels of experience in leadership, real estate investment and development as well as finance and accounting acquired from his time as a private investor and as a public company CFO coupled with his public company and accounting background. This experience provides valuable perspective on our investment decisions, alignment of our capital structure to support those investments and on our financial reporting. His experience in senior living also provides valuable insights for a growing area that could be a source of additional value creation at a number of our properties.

ELIZABETH I. HOLLAND Chief Executive Officer, Abbell Credit Corporation and Abbell Associates, LLC Age: 56 Trustee Since: 2017 Independent	Committees: • Compensation (Chair) • Audit Other Public Company Boards: • VICI Properties, Inc.

Background

Ms. Holland is the Chief Executive Officer of Abbell Credit Corporation and Abbell Associates, LLC, a private real estate company. She has held that position since 1997. Prior to that, she served as a senior staff attorney on the Congressional Bankruptcy Review Commission (1996-1997), as a business reorganization attorney at Skadden, Arps, Slate, Meagher & Flom (1993-1996) and as a fixed income portfolio manager at Brown Brothers Harriman & Company from (1989-1990). From 2016-2017, Ms. Holland served as the Chairman of the Board of Trustees for ICSC (f/k/a International Council of Shopping Centers) and has served as a trustee for that organization since 2004. Ms. Holland earned a BA from Hamilton College and a JD from Brooklyn Law School. In addition to her public board service, Ms. Holland serves on the boards of 1000 Friends of Iowa, a non-profit organization focused on responsible land use, and Primo Center for Women & Children whose mission is to provide family shelter and permanent supportive housing and other supportive services to homeless families in Chicago.

Skills and Qualifications

Ms. Holland brings valuable insights into retailers and the retail industry in general from her time in leadership positions with ICSC and her own investing experience in retail real estate as well as a wealth of business and leadership experience from running a private real estate company. Those perspectives are invaluable for a retail based real estate company.

NICOLE Y. LAMB-HALE Vice President and General Counsel, Cummins, Inc. Age: 55 Trustee Since: 2020 Independent	Committees: • Compensation • Nominating

Background

Ms. Lamb-Hale is the Vice President and General Counsel of Cummins, Inc., a position she has held since 2021. Prior to that, she was a Managing Director at Kroll, a division of Duff & Phelps (2016-2021), a Senior Vice President at Albright Stonebridge Group (2013-2016), a global strategy consultancy, and served as the Assistant Secretary of Commerce for Manufacturing and Services in the International Trade Administration of the U.S. Department of Commerce (2010-2013) and as the Deputy General Counsel for the U.S. Department of Commerce (2009-2010). Ms. Lamb-Hale is a licensed attorney who began her career at law firms (1991-2009) where she practiced in the areas of business restructuring and public finance. Ms. Lamb-Hale earned an AB in Political Science from the University of Michigan and a JD from Harvard Law School. In addition to her service on Federal’s Board, Ms. Lamb-Hale serves on the board of Kroll Midco Corporation as well as the boards of various non-profit groups including the American Leadership Initiative, The Holton Arms School, Shiloh Baptist Church of Washington, D.C. and the Center for International Private Enterprise.

Skills and Qualifications

Ms. Lamb-Hale’s 30 years of experience, spanning the private and public sectors, in law, risk mitigation and restructuring, coupled with her leadership skills gained from her varied executive roles, provides the company with diverse and valuable insights as it develops and implements its current and long-term business strategies.

ANTHONY P. NADER, III Managing Director of SWaN & Legend Venture Partners Age: 58 Trustee Since: 2020 Independent	Committees: • Audit • Nominating Other Public Company Boards: • Arlington Asset Investment Corp.

Background

Mr. Nader is a Managing Director of SWaN & Legend Venture Partners, an investment firm that Mr. Nader co-founded in 2006, with investments in growth-oriented companies. Mr. Nader also serves as Vice Chairman of Asurion, a privately held company with over 19,000 employees that provides technology protection to approximately 300 million customers worldwide. In 2008, Mr. Nader successfully merged his prior company, National Electronics Warranty (“NEW”) with Asurion. Mr. Nader joined NEW in 1990 as Chief Operating Officer, was named President in 1999 and Chief Executive Officer in 2006, a position he held until 2013. Under his leadership, NEW grew to be the largest global provider of extended service plans for the consumer electronics and appliance industry. Mr. Nader earned a BSBA in Finance from John Carroll University and an MBA from Weatherhead School of Management at Case Western Reserve University. Mr. Nader also serves as the Chairman of the Inova Health System Board of Trustees. Mr. Nader has been designated by the Board as an audit committee financial expert in accordance with the SEC definition.

Skills and Qualifications

Mr. Nader provides our Board with more than 30 years of business and leadership experience as well as a deep investment background in both real estate and growth-oriented companies including retailers. This background complements others on our Board and adds to our depth of financial and investing expertise that is so critical to the success of the Company.

MARK S. ORDAN Chief Executive Officer, Mednax, Inc. Age: 63 Trustee Since: 2019 Independent	Committees: • Nominating (Chair) • Compensation Other Public Company Boards: • Mednax, Inc. • The Carlyle Group, Inc. (as of 4/1/2022)

Background

Mr. Ordan currently serves as Chief Executive Officer of Mednax, Inc., a position he has held since 2020. Mednax is a physician-led health care organization that partners with hospitals, health systems and health care facilities to offer clinical services spanning the women’s and children’s continuum of care. Prior to joining Mednax, Mr. Ordan held chairman and Chief Executive Officer roles with Quality Care Properties, Inc. (2016-2018), Washington Prime Group (2015-2016), Sunrise Senior Living (2008-2013), The Mills Corporation (2006-2007), Balducci’s (2003-2006), High Noon Always (1999-2003), Chartwell Health Management (1996-1999) and Fresh Fields Market (1989-1996). He began his career in investment banking at Goldman Sachs in 1983. Mr. Ordan earned a BA from Vassar College and an MBA from Harvard Business School. Mr. Ordan currently serves on the board of the United States Chamber of Commerce (since 2012) and previously, Mr. Ordan served on the public company boards of VEREIT, Inc. (2015-2020), Forest City Realty Trust (2018), Quality Care Properties (2016-2018) and Washington Prime Group (2014-2017).

Skills and Qualifications

Mr. Ordan provides our Board with many years of leadership and governance experience from his years of serving as CEO of multiple companies and as CEO and a director of other publicly traded REITs, including retail REITs. His role on the Board is critical because it provides the unique combination of the perspectives of a public company retail landlord with the perspectives of retail tenants, given his experience of having founded and operated multiple retail concepts. In addition, Mr. Ordan is physically located in the Washington, DC area where our corporate headquarters is located which gives him unique knowledge of many of our properties and the markets in which they are located and makes him proximate to us in order to fulfill his obligations as a trustee.

GAIL P. STEINEL Owner of Executive Advisors Age: 65 Trustee Since: 2006 Independent	Committees: • Audit (Chair) • Compensation

Background

Ms. Steinel is the owner of Executive Advisors (2007-present), a business that provides consulting services to chief executives and senior officers and leadership seminars/speeches to various organizations. Prior to creating her own consulting firm, Ms. Steinel was the Executive Vice President of Global Commercial Services of Bearing Point (2002-2007) and a global managing partner for Arthur Andersen’s Business Consulting Practice (1984-2002) after beginning her career as an auditor at Arthur Andersen (1977-1984). Ms. Steinel received a BA in Accounting from Rutgers University. Ms. Steinel’s public company board service experience includes MTS Systems Corporation (2009-2020). In addition, Ms. Steinel serves on the boards of Invesque, Inc., a Toronto stock exchange company that invests in a highly diversified portfolio of properties across the health care spectrum throughout the US and Canada, DAI, an international development company that tackles fundamental social and economic development problems caused by inefficient markets, ineffective governance, and instability, and the Center for Hope & Safety, a nonprofit that assists women and children suffering from domestic violence. Ms. Steinel has been designated by the Board as an audit committee financial expert in accordance with the SEC definition.

Skills and Qualifications

Ms. Steinel has over 35 years of experience in auditing, leadership, leadership development and financial systems that provides us with valuable insights on leadership, leadership development, risk management and systems operations.

DONALD C. WOOD Chief Executive Officer, Federal Realty Investment Trust Age: 61 Trustee Since: 2003

Background

Mr. Wood currently serves as our Chief Executive Officer, a role he has held since 2003. Before assuming that role, he served as our President (2001-2003) and held the titles of Chief Operating Officer and Chief Financial Officer at various points from 1998-2003. Prior to joining Federal, Mr. Wood served as the Chief Financial Officer for Caesers World, Inc. (1996-1998), the Assistant/Deputy Controller of ITT Corporation (1990-1996), the VP of Finance for Trump Taj Mahal Associates (1989-1990) and as an audit manager with Arthur Andersen (1982-1989). Mr. Wood received a BS in Business Administration from Montclair State College. Mr. Wood previously served as a director of public companies Quality Care Properties (2016-2018) and Post Properties (2011-2016). In addition to his public company board service, Mr. Wood served as Chairman of the Board of Trustees of the National Association of Real Estate Investment Trusts (2011-2012) and previously served on the Board of Governors of ICSC (f/k/a International Council of Shopping Centers).

Skills and Qualifications

Mr. Wood’s 24 years of experience with Federal and his responsibilities as chief executive officer provide the Board with familiarity and details on all aspects of operating the company.

Trustee Compensation

As of December 31, 2021, our standard arrangement for compensation for our non-management trustees included the following:

Trustee Compensation Element	Amount	Payment Form

Board Service

Annual Retainer	$ 200,000	40% cash; 60% equity

Annual Retainer for Non-Executive Chairman	$ 225,000	60% cash; 40% equity

Committee Chairs

Audit Committee	$ 25,000	Cash

Compensation Committee	$ 15,000	Cash

Nominating Committee	$ 15,000	Cash

In 2021, the annual retainer for the Non-Executive Chairman was decreased from $275,000 to $225,000 and payment of the retainer for the Non-Executive Chairman was adjusted to 60% cash and 40% equity. No other changes were made to non-management Trustee compensation in 2021 and no further changes have been made for 2022. All amounts are prorated for any partial years of service and shares issued are fully vested on the grant date.

Our non-management Trustees are required to maintain ownership of our shares having a value equal to at least 5 times the amount of their annual cash retainer. This requirement must be met within 5 years after joining the Board. As of December 31, 2021, all of our Trustees who have been on the Board for 5 or more years were in full compliance with this ownership requirement. We expect our newest Trustees who joined the Board in 2019 and 2020 to be in compliance with this equity ownership requirement within the 5-year time frame.

The actual compensation awarded to our Trustees for service in 2021 was as follows:

	Annual Retainer		Committee

Name	Paid in Cash	Paid in Shares(1)	Chair Fees(2)	Total

Jon E. Bortz(3)	$68,493	$-	$-	$68,493

David W. Faeder(4)	$116,315	$100,192	$8,836	$225,343

Elizabeth I. Holland	$80,000	$120,000	$15,000	$215,000

Nicole Y. Lamb-Hale	$80,000	$120,000	$-	$200,000

Anthony P. Nader, III	$80,000	$120,000	$-	$200,000

Mark S. Ordan	$80,000	$120,000	$6,164	$206,164

Gail P. Steinel	$80,000	$120,000	$25,000	$225,000

Joseph S. Vassalluzzo(3)	$94,178	$-	$-	$94,178

Total	$678,986	$700,192	$55,000	$1,434,178

(1)

Shares were issued on January 3, 2022 with the number of shares received by each Trustee determined by dividing the amount to be paid in shares by $136.32, the closing price of our shares on the NYSE on December 31, 2021.

(2)

Prorated for partial year of service. Mr. Faeder served as Compensation Committee Chair until Ms. Holland became Chair on August 3, 2021. Ms. Holland served as the Nominating and Corporate Governance Chair until Mr. Ordan became Chair on August 3, 2021.

(3)	Pro-rated for partial year of service ending May 4, 2021.
(4)	Prorated for partial year of service as a trustee and as the non-executive chairman effective May 5, 2021.

Proposal 2: Approving our Executive Compensation

We are seeking an advisory vote to approve our executive compensation for 2021. At our 2017 annual meeting of shareholders, a majority of shareholders voted to have a “Say on Pay” vote each year. As a result, we will conduct an advisory vote on executive compensation annually at least until the next shareholder advisory vote on the frequency of such votes.

Although the “Say on Pay” vote is advisory and is not binding on our Board, our Compensation Committee will take into consideration the outcome of the vote when making future executive compensation decisions.

Our Board has designed our current executive compensation program to appropriately link compensation realized by our named executive officers to our performance and properly align the interests of our named executive officers with those of our shareholders. The details of this compensation for 2021, and the reasons we awarded it, are described in the “Compensation Discussion and Analysis,” starting below.

Our Board recommends a vote FOR the compensation of our NEOs

The text of the resolution if Proposal 2 is passed is:

RESOLVED, that the shareholders of the Company hereby approve, on an advisory basis, the compensation of our NEOs as described in the CD&A and the Executive Compensation section that follows as required by Item 402 of Regulation S-K.

The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve this proposal. An “abstention” or “broker non-vote” will have no effect on the outcome of the vote for this proposal.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) discusses the compensation objectives and principles underlying our executive compensation decisions for 2021 for the following named executive officers (collectively, our “named executive officers” or “NEOs”).

Donald C. Wood	Jeffrey S. Berkes	Daniel Guglielmone	Dawn M. Becker
Chief Executive Officer	President and Chief Operating Officer	Executive Vice President-Chief Financial Officer and Treasurer	Executive Vice President- General Counsel and Secretary

2021 SUMMARY INFORMATION

Business Highlights

All executive compensation decisions are considered in the context of our financial and operational performance for the year. Performance in 2021 was marked primarily by a quicker than anticipated recovery by retail and other tenants from the impacts of COVID, continued focus on smart capital allocation with investments that position the Company for long-term growth and sound execution of our basic business fundamentals of leasing and property operations. Following are some of our performance highlights for 2021 that were considered in determining compensation for our NEOs for 2021.

FFO per Share of $5.57*	$440M New Acquisitions	$486M Projects Placed in Service

Significantly exceeded expectations with faster than expected retailer recovery from COVID and collection of larger amount of past due rents than anticipated	Acquired 5 new assets, 2 in a new market. Each asset has significant long-term value creation opportunities and was acquired at favorable, COVID impacted pricing.	Major projects, primarily Cocowalk and new buildings at Assembly Row placed into service and delivering additional revenue to drive growth over the next several years
*	FFO per share is a non-GAAP financial measure. See Appendix A for a reconciliation of FFO per share to net income.

Record Leasing Activity	Increased Dividend for 54th Year

Signed 593 new and renewal leases for nearly 2.9 million square feet of space	Increased dividend rate on our common shares for the 54th consecutive year, the longest such record in the REIT industry

Executive Leadership

In February 2021, Jeffrey S. Berkes was promoted to the position of President and Chief Operating Officer. The Committee approved a new compensation package for Mr. Berkes commensurate with his new responsibilities. A more detailed discussion of that compensation package can be found on page 28.

Pay Decision Summary

The Committee did not change the targeted level of compensation for any of our NEOs for 2021 with the exception of Mr. Berkes whose compensation was changed in connection his promotion. In addition, a share grant was made to Mr. Guglielmone as described in more detail below. Based on our 2021 performance, our annual bonus plan paid out at 125% of target and our long-term incentive plan paid out at 99% of target.

COMPENSATION PLAN OVERVIEW

Compensation Objectives

Our executive compensation program is structured with 3 primary objectives:

Align with Shareholders	Incentivize Performance	Provide Competitive Pay

Align executive compensation with the interests of our shareholders	Link executive compensation to achieving short- and long-term business objectives	Establish competitive market compensation to compete and retain top level talent critical to our business

Primary Compensation Elements

The following diagram outlines the key elements of our compensation program and the objective of each element.

Pay for Performance

Our executive compensation program rewards successful annual performance and encourages long-term value creation for our shareholders with the heaviest weighting towards performance based compensation. Both short- and long-term incentive compensation is subject to achieving objective, at-risk performance hurdles across multiple metrics with short-term performance measured over a 1-year period and long-term performance measured over a 3-year period. The charts below show the mix of 2021 fixed pay (base salary) and at-risk pay incentives (annual bonus and long-term incentive) at target levels of compensation for our CEO and the average of the target level compensation for our three other NEOs.

Setting Compensation

Annual compensation for our NEOs is paid in both cash and restricted shares with a significant portion at risk and contingent on achieving either annual or long-term performance goals. The total potential compensation for our NEOs is established based on the scope of his/her individual responsibilities and contributions to our performance taking into account competitive market compensation paid for similar positions. Our Compensation Committee determines appropriate levels of total compensation for each NEO by applying their individual understanding, experiences and judgments in the national marketplace of senior level real estate positions and related industry pay in both public and private companies that may compete for our executives while also considering the relative importance of various positions at the Company given our business plan and organization compared with the business plans of our major competitors. The Compensation Committee also consults compensation surveys prepared for the National Association of Real Estate Investment Trusts (“NAREIT Survey”) to confirm its assessment of appropriate market compensation for our NEOs, reviewing the information reported for each position by the 112 real estate investment trusts (“REITs”) that participated in the latest survey as well as by the approximately 24 retail focused REITs that participated in that survey. In addition, in finalizing decisions for 2021 with respect to annual bonus payouts and payouts under our long-term incentive plan, the Compensation Committee discussed market compensation and various matters with our independent compensation consultant, Semler Brossy Consulting Group (“SBCG”). SBCG provides services solely to the Compensation Committee, does not provide any services directly to management and was determined by the Compensation Committee to be independent with no conflicts of interest.

Using the three components of compensation, their knowledge and experience in the marketplace, the NAREIT Survey information and the discussions with SBCG, the Compensation Committee establishes an individual compensation package for each NEO setting the target level of potential compensation for each NEO.

Say on Pay Vote

At the 2021 annual meeting of shareholders, 90% of the votes cast favored our “Say on Pay” proposal. The Committee considered this result together with recommendations of SBCG, and elected to keep in place unchanged the basic structure and elements of our executive compensation program.

2021 COMPENSATION DECISIONS

Below is a description of the individual elements of pay and the design used to determine compensation for 2021, followed by a more detailed review of performance and pay decisions for each of our NEOs.

Base Pay

No changes were made in 2021 to base pays for either Mr. Wood, Mr. Guglielmone or Ms. Becker. Mr. Berkes’ base pay was increased to $575,000, an increase of approximately 9.5%, in connection with his promotion to President and Chief Operating Officer.

Annual Bonus Program

Our bonus plan is an annual cash incentive program designed to reward achievement for the current year measured against a pre-determined hurdle. The process to determine the annual bonus that actually gets paid to each of our NEOs consists of three steps:

STEP 1

What We Do	How We Do It	2021 Decision
Establish bonus potential for each NEO	Determine target bonus for each NEO as a percentage of base pay with target percentage determined as part of NEO’s total compensation package	The Committee did not make any changes to the target bonus percentage for any of our NEOs for 2021, leaving the bonus potential for each NEO unchanged from the prior year

The Compensation Committee determines for each NEO an appropriate annual bonus target set as a percentage of base pay. The total potential bonus for each NEO is considered in the context of ensuring that each NEO’s overall compensation potential is within market for the position, has a significant component based on company performance and provides appropriate incentive for the NEO to drive Company performance. The Committee did not adjust the target bonus percentage for any of our NEOs in 2021. The following table sets forth the bonus potential for each NEO and the original date on which his or her bonus target was established.

	2021	Target	Bonus Payout Potential

NEO	Base Pay	Percentage	Threshold (75%)	Target (100%)	Stretch (125%)	Target%

Mr. Wood	$950,000	150%	$ 1,068,750	$ 1,425,000	$ 1,781,250	No change since 2010

Mr. Berkes	$575,000	100%	$ 431,250	$ 575,000	$ 718,750	No change since 2019

Mr. Guglielmone	$500,000	75%	$ 281,250	$ 375,000	$ 468,750	No change since 2016

Ms. Becker	$475,000	75%	$ 267,188	$ 356,250	$ 445,313	No change since 2003

STEP 2

What We Do	How We Do It	2021 Decision
Determine level of available funding for bonus payouts	Based on FFO per diluted share achieved by the Company for the year measured against previously established hurdles. See additional discussion below	Bonus pool funding established at 125% of target based on achieving FFO per diluted share for 2021 of $5.57. See additional discussion below

The Compensation Committee has determined that FFO per diluted share is the appropriate measure to use for our annual bonus program. It is a key annual metric used by investors, the Board and management use it to evaluate the Company’s performance for the year and it reflects the full range of decision making and execution for the Company for the year. The Committee sets the required performance level for FFO per diluted share at the beginning of each year with levels reflecting performance that ranges from acceptable at the threshold level to exceptional at the stretch level.

The FFO per diluted share achievement levels for our 2021 annual bonus program were established by the Compensation Committee early in the year based on our budget for the year which was heavily impacted by our view of the continuing impact of COVID-19 on our tenants’ ability to pay rent due under their leases. To try to capture this higher than normal level of uncertainty around expected performance for 2021, the Committee set our target bonus payout slightly higher than our initial budget for the year and established a range of $0.25 per share from threshold payout to stretch payout, a range that was nearly 45% wider than either our 5 or 10-year historical average. Following are the achievement levels set by the Compensation Committee and our actual level of FFO per share achieved.

	Threshold	Target	Stretch	Actual
FFO per Share	$ 4.55	$ 4.68	$ 4.80	$ 5.57

Payout as % of Target	75%	100%	125%	125%

See Appendix A for a reconciliation of FFO per share to net income.

Our actual FFO per share exceeded our bonus target by approximately 19% driven primarily by the businesses of our retail tenants rebounding more quickly and with more strength than we contemplated in our budget. We were able to collect significantly more rent tenants owed for the prior year of 2020 than we had anticipated, fewer tenants closed their doors than expected which led to increased revenue and we experienced significantly lower levels of credit loss than we had planned for at the time our bonus target was established. Significant outperformance during 2021 as compared to initial expectations for the year was a consistent theme amongst other public company retail landlords with 7 similarly situated retail landlords having also exceeded their initial expectations provided to investors by 19% on average.

STEP 3

What We Do	How We Do It	2021 Decision
Determine final bonus payment to each NEO based on available funding determined by Company performance	25% of total potential earned based on company performance; remaining 75% earned based on Committee evaluation of NEO performance	Based on the individual achievements of each NEO in 2021 outlined in more detail below, the Committee awarded each NEO 100% of his or her bonus potential for the year

With the bonus pool having been funded based on Company performance, the final step is to determine how much of that potential bonus each of our NEOs will actually be paid. Each NEO is entitled to 25% of his or her bonus potential based on Company performance. The remaining 75% of the bonus potential is earned based on the Committee’s assessment of each individual’s performance and whether that NEO achieved the objectives set out by the Company within that NEO’s area of responsibility. The Committee elected to award each of our NEOs 100% of the individual performance portion of their bonus potential. The detailed considerations supporting that decision are set forth on pages 27-30. The table below summarizes the final bonus payouts to each of our NEOs.

Earned Based on

NEO	Bonus Potential	Company Performance (25%)	Individual Performance (75%)	Total Earned

Mr. Wood	$ 1,781,250	$ 445,313	$ 1,335,938	$ 1,781,250

Mr. Berkes	$ 718,750	$ 179,688	$ 539,063	$ 718,750

Mr. Guglielmone	$ 468,750	$ 117,188	$ 351,563	$ 468,750

Ms. Becker	$ 445,313	$ 111,328	$ 333,984	$ 445,313

Our NEOs have the option to receive up to 25% of the final bonus payout in the form of shares that vest equally over three years with accelerated vesting on death, disability, change in control and termination without cause. In consideration of the extended payment period for this portion of the bonus already earned, the employee receives shares valued at 120% of the portion of the annual bonus he/she elects to receive in shares. This option is made available to all participants in our annual bonus plan at the level of Director and above. The cash portion of the 2021 annual bonus is reflected in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table in this proxy statement. The portion of the annual bonus paid in shares will be included in the “Stock Awards” column in the Summary Compensation Table and the Grants of Plan-Based Awards Table in next year’s proxy statement.

Long-Term Incentive Program

The largest portion of compensation for each of our NEOs comes from our equity based long-term incentive program that aligns the interests of our NEOs with shareholders by incentivizing our NEOs to identify and accomplish longer-term business objectives that generate value through share price appreciation and dividend growth. Our program measures performance over the prior 3-year period with shares awarded at the end of the 3-year performance period based on actual results. Performance for purposes of our long-term incentive program is measured against the following preset metrics.

Plan Metric	Weighting	Description
Relative Total Shareholder Return	34%

•   Compares our total shareholder return, taking into account share price appreciation and assuming reinvestment of dividends, against the total return achieved by the Bloomberg REIT Shopping Center index (“BBRESHOP”)

•   BBRESHOP is comprised of publicly traded companies that own and operate open air shopping centers

•   BBRESHOP provides an appropriate basis to compare our performance against similarly situated companies

FFO Multiple Premium	33%

•   Compares FFO multiple at which the Company is trading at the end of the performance period against the average FFO multiple at which all other public shopping center companies (other than the Company) are trading at that time

•   FFO multiples are provided by a third party investment bank

•   Serves as a measure of investor expectations of our long-term growth potential and confidence in our management team versus other publicly traded open air shopping center companies

Return on Invested Capital	33%

•   Reflects how effectively we have allocated our shareholders’ capital during the 3-year performance period

•   Incentivizes sound, long-term investment decisions focused on generating strong future shareholder returns

•   Encompasses the revenue and investment impact from all capital decisions

•   Required performance levels established in advance to reflect changing market expectations as we acquire, sell and develop assets

The required performance levels for each of these metrics and the actual performance achieved for the 3-year performance period from 2019 through 2021 is set forth below.

Performance Level Payout as Percent of Target	Weighting	Treshold 50%	Target 100%	Stretch 150%	Actual	Payout

Relative Total Return	34%	Index - 5%	Index	Index + 5%	-5.83%	0%

FFO Multiple Premium	33%	At least +5%	At least +15%	At least +20%	47.10%	150%

Return on Invested Capital	33%	6.25%	6.50%	6.75%	6.76%	150%

Based on these levels of performance, each of our NEOs is eligible for total payout under the plan at 99% of his/her target long-term incentive award. The Committee has the right to increase or decrease each NEO’s award under our long-term incentive program by up to 20% to reflect individual performance. The Committee elected to exercise that right with respect to the award for Mr. Wood as discussed in more detail on page 27. The amount each NEO is eligible to receive under our long-term incentive program and the amount actually awarded are set forth below.

	Long-Term Equity Potential			Amount	Amount

NEO	Threshold	Target	Stretch	Earned	Awarded

Mr. Wood	$ 2,500,000	$ 5,000,000	$ 7,500,000	$ 4,950,000	$ 5,940,000

Mr. Berkes	$ 500,000	$ 1,000,000	$ 1,500,000	$ 990,000	$ 990,000

Mr. Guglielmone	$ 450,000	$ 900,000	$ 1,350,000	$ 891,000	$ 891,000

Ms. Becker	$ 300,000	$ 600,000	$ 900,000	$ 594,000	$ 594,000

See the discussions on pages 27-30 for the factors considered by the Compensation Committee in determining the final long-term incentive awards payable to our NEOs for the 2019 through 2021 performance period.

The equity awards under our long-term incentive program are paid in the form of restricted shares that are issued upon completion of a 3-year performance period and then vest over an additional period of 3 years from the date they are issued. The actual number of shares awarded to each of our NEOs is determined by dividing the amount of the award by the closing price of our stock on the NYSE on the date the awards are made. All participants in our long-term incentive program, including our NEOs, have the ability to take up to half of his/her award in the form of options that vest over 5 years. For 2021, all of our NEOs elected to take the entirety of his/her award in the form of restricted shares.

There is no amount included in the Summary Compensation Table or Grants of Plan-Based Awards Table in this proxy statement for long-term incentive awards earned for the 2019-2021 performance period. Those amounts will be included in next year’s proxy statement. The long-term incentive awards included in the Summary Compensation Table and the Grants of Plan-Based Awards Table for our NEOs in this proxy statement relate to awards made in February 2021 for the 3-year performance period ending December 31, 2020.

2021 Compensation Decisions

Below is a summary of the 2021 earned and awarded compensation for our NEOs and the accomplishments considered by the Committee when determining 2021 compensation.

Donald C. Wood Chief Executive Officer	Responsibilities Mr. Wood has overall responsibility for the development and execution of our long-term strategic priorities to generate value for our shareholders	2021 Compensation (in 000s) Base Pay: $ 950 Annual Bonus: $1,781 Long-Term Equity: $5,940 Total: $8,671
Age: 61 Joined: 1998

   2021 Compensation Decisions and Rationale

The Committee’s practice for the last decade has been to consider and implement any necessary market adjustments to Mr. Wood’s target compensation package every 5 years. With the last adjustment having occurred in 2016, a market adjustment was scheduled to be considered for 2021 compensation. The Committee decided, however, that it would not be appropriate to make any market compensation adjustments in 2021 given the continuing COVID-related business uncertainties and elected to defer consideration of market pay adjustments until 2022. As a result, Mr. Wood’s target compensation was not changed for 2021, remaining at the level established in 2016.

Based on the performance of the Company and Mr. Wood’s performance in 2021, and after considering market data provided by SBCG, the Committee elected to award Mr. Wood his full annual bonus opportunity and to increase Mr. Wood’s long-term incentive award by 20% for individual performance as permitted under the provisions of the long-term incentive program. The Committee believed the adjustment was warranted given Mr. Wood’s leadership of the Company, the fact that no market adjustments had been made to his compensation since 2016 and that our compensation consultant indicated that the total award was still well within market for a person with Mr. Wood’s experience and in light of Company performance. Given that 87% of Mr. Wood’s target compensation is tied to our performance over a 1 and 3-year period, Mr. Wood’s pay remains highly correlated to our performance.

2021 Key Achievements

✓ Led the Company’s efforts to execute on our long-term strategy and objectives

✓ Led succession planning with the promotion of Mr. Berkes to President and Chief Operating Officer

✓ Led our overall efforts to maximize our post-COVID rent collections

✓ Led our record level of leasing activity to drive portfolio occupancy

✓ Led our diversity, equity and inclusion initiatives, including by taking a leadership role in the Diversity Council of the National Association of Real Estate Investment Trusts

✓ Led continued advancement of overall strategy and objectives on environmental, social and governance initiatives

✓ Led capital allocation decisions in acquisitions and developments intended to create significant future value for our shareholders

Jeffrey S. Berkes	Responsibilities Mr. Berkes has overall responsibility for the operation of the Company’s operating assets and development projects as well as overall responsibility for new property acquisitions	2021 Compensation (in 000s) Base Pay: Annual Bonus: Long-Term Equity: Total:
President and Chief Operating Officer			$ 575 $ 719 $ 990 $2,284
Age: 58 Joined: 2000
Other: $1M restricted share award $1M performance share award $75,000 cash bonus

2021 Compensation Decisions and Rationale

The Committee retained SBCG to assist with developing Mr. Berkes’ 2021 target compensation package to reflect his new position and increased responsibilities as President and Chief Operating Officer. The new compensation package included an increase in base pay from $525,000 to $575,000 as well as two new equity awards described below. No change was made to Mr. Berkes’ target bonus percentage or to his long-term equity target. Included in the new package was a restricted share award of $1 million that will vest equally over 5 years provided Mr. Berkes remains employed by the Company and a performance award with the opportunity to earn 10,441 restricted share units at target level performance (valued at the time of award at $1 million) in the event the Company’s relative total shareholder return for the period from January 1, 2021 through December 31, 2024 is at least equal to the total shareholder return for the BBRESHOP. Mr. Berkes could earn as few as 5,221 share units if our total shareholder return is more than 5% below the BBRESHOP during the performance period or as many as 20,882 share units if our total shareholder return exceeds the BBRESHOP by at least 10%. Final results will be interpolated between the performance levels. At the end of the performance period, Mr. Berkes will also be entitled to receive dividend equivalent units on each restricted share unit that is earned. The Committee, in consultation with SBCG, determined that these awards, combined with the basic compensation package, were within appropriate market ranges of compensation for a company president with Mr. Berkes’ years of experience and expertise in the real estate industry and with the Company and created an appropriate balance between time-based vesting and performance based awards to provide additional retention value.

As part of the final 2021 compensation decisions, based on Mr. Berkes’ performance, the Committee awarded Mr. Berkes his full bonus and full long-term equity award and, as part of a special bonus allocation that the Company awarded to every employee in the Company other than Mr. Wood, the Committee awarded Mr. Berkes a one-time cash bonus of $75,000 in recognition of the extraordinary efforts to manage the Company through the worst of the financial impacts from COVID.

2021 Key Achievements

✓ Led the Company’s investment efforts that resulted in acquisition of 5 new properties with a total value of $440 million

✓ Oversaw development efforts that resulted in delivery of more than $486 million of major development projects placed into service and commencement of one new ground-up development project and numerous smaller projects

✓ Oversaw redevelopment efforts to improve operating properties to better position them for long-term growth

✓ Oversaw record level of portfolio leasing

✓ Oversaw efforts that resulted in significantly higher portfolio occupancy at the end of 2021 versus 2020

✓ Oversaw significantly improved rent collections ending 2021 at nearly 97%

Daniel Guglielmone Executive Vice President- Chief Financial Officer and Treasurer

Responsibilities

Mr. Guglielmone has overall responsibility
for all Company related financial activity including forecasting, reporting and capital allocation, in addition to investor relations and East Coast acquisitions

	2021 Compensation (in 000s) Base Pay: Annual Bonus: Long-Term Equity: Total:	$ 500 $ 469 $ 891 $1,860
Age: 54 Joined: 2016	Other: $1M restricted share award $75,000 cash bonus

2021 Compensation Decisions and Rationale

2021 marked completion of 5 full years of service by Mr. Guglielmone as the Company’s Chief Financial Officer. The Committee anticipated reviewing Mr. Guglielmone’s target compensation in 2021; however, given the continuing COVID-related business uncertainties, the Committee determined that consideration of market pay adjustments would be delayed until at least 2022. In August 2021, the Committee did award to Mr. Guglielmone a restricted share award having a value of $1 million that will vest equally over five years subject to his continued service at the Company. The Committee has not previously made off-cycle awards to its executive officers; however, after reviewing market compensation information for other chief financial officers provided by SBCG which showed that Mr. Guglielmone’s compensation at the target level and even at a maximum performance level was significantly below market compensation for chief financial officers at other retail REITs and other similarly sized REITs, the Committee believed it was important to start the process of bringing Mr. Guglielmone’s compensation closer to market levels. Few changes had been made to Mr. Guglielmone’s compensation package since he joined the Company in 2016 resulting in his target compensation growing less than 1% per year on average and his maximum compensation potential growing at approximately 2% per year on average as compared to inflation over that same 5-year period growing at approximately 2.5% per year and other similarly situated chief financial officers having annual compensation grow at more than 3% on average. Given the gap between Mr. Guglielmone’s compensation and market compensation levels, the Committee used this award as a first step to bridging the gap and the value of this award will be taken into account as part of the changes expected to be made to Mr. Guglielmone’s compensation package in 2022.

Based on the Committee’s evaluation of Mr. Guglielmone’s performance in 2021, the Committee awarded Mr. Guglielmone his full bonus and full long-term equity award and, as part of a special bonus allocation that the Company awarded to every employee in the Company other than Mr. Wood, the Committee awarded Mr. Guglielmone a one-time cash bonus of $75,000 in recognition of the extraordinary efforts to manage the Company through the worst of the financial impacts from COVID.

2021 Key Achievements

✓  Co-Led the Company’s investment efforts that resulted in acquisition of 5 new properties with a total value of $440 million

✓  Led efforts to proactively manage our balance sheet resulting in improved year over year credit metrics and attractive overall cost of capital

✓  Oversaw execution of strategically selected property sales to raise approximately $140 million of attractively priced capital

✓  Led opportunistic equity raises through use of forward contracts under our at-the-market equity program

✓  Led investor outreach and communications

✓  Led financial efforts enabling the Company to increase our annual dividend rate to common shareholders for the 54th consecutive year, a record in the REIT industry

Dawn M. Becker

Responsibilities

Ms. Becker has overall responsibility for all legal functions within the Company and heads all of our ESG efforts in addition to overseeing our Human Resources, Information Technology and other administrative functions

2021 Compensation (in 000s) Base Pay: Annual Bonus: Long-Term Equity: Total:
Executive Vice President- General Counsel and Secretary		$ 475 $ 445 $ 594 $1,514
Age: 58 Joined: 1997
Other: $75,000 cash bonus

2021 Compensation Decisions and Rationale

No changes were made to Ms. Becker’s target compensation for 2021 given the continuing COVID-related business uncertainties. As part of the Committee’s final 2021 compensation decisions, the Committee awarded Ms. Becker her full bonus and full long-term equity award and, as part of a special bonus allocation that the Company awarded to every employee in the Company other than Mr. Wood, the Committee awarded Ms. Becker a one-time cash bonus of $75,000 in recognition of the extraordinary efforts to manage the Company through the worst of the financial impacts from COVID.

2021 Key Achievements

✓  Led the Company’s environmental, social and governance efforts that included establishing energy and greenhouse gas reduction targets

✓  Led the Company’s corporate sustainability reporting in line with the Global Reporting Initiative (GRI), Task Force on Climate-Related Financial Disclosures (TCFD) and Sustainability Accounting Standards Board (SASB) frameworks

✓  Led the restructuring of the Company that resulted in us converting to an umbrella limited partnership structure to further enhance future acquisition opportunities

✓  Oversaw our diversity, equity and inclusion initiatives that led to 64% of all new hires in 2021 being female and 47% being ethnic or racial minorities

✓  Oversaw continued technology system improvements to drive Company-wide efficiency improvements and enhance overall cyber security

COMPENSATION POLICIES AND PRACTICES

Compensation Risk Assessment

Based on its review completed in February 2022, the Committee does not believe that our compensation programs encourage unnecessary or excessive risk taking that is reasonably likely to have a material adverse effect on the Company. Incentive compensation for 94% of our employees is provided under our annual bonus plan and/or long-term equity program. The performance metrics under those programs have been established by the Committee and reflect important short-term and longer-term corporate objectives and the Board has in place sufficient controls to ensure that decisions which could have a material adverse impact on the Company cannot be made without Board approval. Our remaining employees earn some or all of their compensation determined by completing leasing transactions or closing acquisitions. Because these employees cannot complete any of those leasing or acquisition deals without first obtaining approvals from either the Board and/or one or more members of senior management whose incentive compensation is tied to corporate performance, this transactionally based compensation does not expose the Company to unnecessary or excessive risk taking. We also have in place the clawback policy described below that allows us to recoup compensation paid to our NEOs on the basis of inaccurate financial statements where that NEO engaged in fraud or grossly negligent misconduct.

Equity Ownership Requirements

The Committee believes that ownership in the Company aligns our executives with our shareholders and keeps their focus on achieving the long-term objectives of the Company. To facilitate that objective, we have adopted equity ownership guidelines that require all of our executive vice presidents and above to maintain a specified minimum level of common share ownership in the Company. Each individual has five years to achieve the required level of ownership after becoming subject to the ownership requirement. The minimum ownership requirements currently in place are 7 times base salary for our CEO, 2.5 times base salary plus annual bonus for each of our other NEOs and 2.0 times base salary plus annual bonus for our other executive vice presidents.

Each of our NEOS and all of our other executive vice presidents were in compliance with our equity ownership requirements as of December 31, 2021.

Anti-Hedging/Pledging Policy

All officers and non-employee Trustees are prohibited from engaging in short sales of our securities, establishing margin accounts, pledging our securities as collateral for a loan, buying or selling puts or calls on our securities or otherwise engaging in hedging transactions (such as zero-cost dollars, exchange funds, and forward sale contracts) involving our securities.

Termination and Change-in-Control Arrangements

We do not have employment agreements in place with a any of our NEOs or any other employee which provides the Committee with maximum flexibility to modify compensation as warranted based on market conditions and Company considerations. We do, however, have in place with each of our NEOs a severance agreement that provides for certain payments and benefits to be provided to the NEO if he/she is terminated from employment under the conditions set forth in those agreements. The circumstances in which payments may be made and the potential amounts of those payments are described in more detail in the “Potential Payments on Termination of Employment and Change-in-Control” section below. We believe that the payments provided for in these agreements are reasonable and appropriate as part of the total compensation packages available for our NEOs.

Other Benefits

We provide other health and welfare benefits to our NEOs on the same basis as we provide those benefits to all employees. These benefits are competitive with those offered by companies with whom we compete for talent and provide another tool that allows us to attract and retain talented executives.

In addition to those benefits, we provide to Mr. Wood, his spouse and one of his dependents continuation of health coverage after Mr. Wood’s termination upon death, disability, retirement, change in control or otherwise (other than a termination with cause or resignation). This coverage will continue as to Mr. Wood and his spouse until their death, or with respect to his spouse until divorce, if earlier, and coverage continues for one of Mr. Wood’s dependents until death. We are required to provide coverage of at least the same level as provided to Mr. Wood and his family at the time of his termination and such coverage will be secondary to certain other coverages that may be available to Mr. Wood and his family. This agreement has been in place since 2005.

Timing of Equity Grants

Equity awards to our employees under our annual bonus plan and long-term incentive plan described above are made at the Compensation Committee’s meeting that occurs in February of each calendar year. Based on our meeting schedule the past several years, these awards are made before we release financial results for the prior fiscal year. We have no policy that times the granting of equity awards relative to the release of material non-public information. Equity awards to new hires are generally made on the first day on which the employee starts work and equity awards to employees who are promoted generally are made on the day on which the promotion has been fully approved. All of our options are awarded at the closing price of our shares on the NYSE on the date the award is made. The Compensation Committee has never re-priced options, granted options with an exercise price that is less than the closing price on the NYSE on the date of the grant, or granted options which are priced on a date other than the grant date. Equity awards for Vice Presidents and above for the 3-year performance period ending on December 31, 2021 were made at the Compensation Committee’s meeting on February 9, 2022 based on the closing price of our shares on the NYSE on that date.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits deductibility of compensation paid to our NEOs to $1 million. An exception was previously made for qualified performance-based compensation, among other things. The Tax Cuts and Jobs Act of 2017 modified Section 162(m) to, among other things, modify who is subject to the $1 million deduction limit and to eliminate the exception for performance based pay from the $1 million deduction limit starting with tax years ending after December 31, 2017.

The Compensation Committee considered the impact of Section 162(m) in structuring compensation programs; however, the primary focus has always been on creating programs that addressed the needs and objectives of the Company regardless of the impact of Section 162(m). As a result, the Compensation Committee made awards and structured programs that were non-deductible under Section 162(m). Because our awards and compensation programs were not necessarily designed to comply with Section 162(m), the changes to Section 162(m) have not had a material impact on us.

Clawback Policy

Our Board has adopted a policy that allows us to recover from our NEOs performance based compensation paid to that NEO, including compensation paid under our annual bonus plan and our long-term equity program, in the event that:

●	the Company issues a restatement of financial results to correct material non-compliance with reporting requirements;
●	the NEO engaged in fraud or grossly negligent misconduct that contributed to the need for the financial restatement; and
●	some or all of the performance based compensation received prior to the restatement would not have been paid based on the restated financial result

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement.

Submitted by:

Elizabeth I. Holland, Chairperson

Nicole Y. Lamb-Hale

Mark S. Ordan

Gail P. Steinel

Executive Compensation

Summary Compensation Table

The table below summarizes the total compensation earned by or paid to the individuals who were NEOs for the fiscal years ended December 31, 2021, 2020 and 2019. All amounts are calculated in accordance with current SEC rules.

					Non-Equity Incentive	All Other

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Plan Compensation(4)	Compensation(5)	Total

Donald C. Wood, Chief Executive Officer (PEO)	2021	$950,000	$-	$5,213,719	$1,335,938	$21,260	$7,520,917

	2020	$950,000	$-	$5,830,493	$534,375	$166,928	$7,481,796

	2019	$950,000	$-	$5,534,437	$1,128,125	$18,296	$7,630,858

Jeffrey S. Berkes, President and Chief Operating Officer	2021	$575,000	$75,000	$3,131,027	$539,063	$14,486	$4,334,576

Daniel Guglielmone, Executive Vice President-Chief Financial Officer and Treasurer (PFO)	2021	$500,000	$75,000	$1,900,046	$468,750	$11,427	$2,955,223
	2020	$500,000	$-	$968,270	$281,250	$236,818	$1,986,338

	2019	$500,000	$-	$900,012	$395,833	$9,728	$1,805,573

Dawn M. Becker, Executive Vice President-General Counsel and Secretary	2021	$475,000	$75,000	$680,159	$333,984	$13,638	$1,577,781
	2020	$475,000	$-	$758,275	$200,391	$86,359	$1,520,025

	2019	$475,000	$-	$726,587	$282,031	$13,265	$1,496,883

(1)	Amounts shown in the Salary column include all amounts deferred at the election of the NEOs into our non-qualified deferred compensation plan.
(2)	Amounts represent a one-time cash bonus described for each of these NEOs in more detail in the Compensation Discussion and Analysis.
(3)

Amounts shown in this column reflect the aggregate grant date fair value of the awards calculated in accordance with FASB ASC Topic 718 that were issued in the year shown. With the exception of the performance based restricted share units issued to Mr. Berkes in 2021, all other awards in this column were valued based on the closing price of our shares on the grant date. The performance-based restricted share units issued to Mr. Berkes in February 2021 are tied to our total shareholder return versus the total shareholder return for the Bloomberg REIT Shopping Center Index over the performance period. These restricted share units were valued based on our data and that of the index using a Monte Carlo simulation method. The key assumptions used in the valuation were: (a) stock price volatility of 38.0% for the Company and 38.8% for the index; (b) risk-free interest rate of 0.31%; and (c) no dividend yield assumption given that the award includes dividend equivalent rights that are earned only if the underlying shares are earned. Based on the performance goals and these assumptions, the award was valued at $97.01 per share.

(4)	Amounts shown in this column represent the cash amount paid under our annual bonus plan and include amounts deferred by our NEOs into our non-qualified deferred compensation plan.
(5)

The amounts shown in this column for the most recent fiscal year include: (a) contributions to our 401(k) plan of $7,250 for each of our NEOs; (b) a 5-year cash service award of $300 for Mr. Guglielmone; and (c) payments for group term life insurance, long-term disability insurance and supplemental life insurance of $14,010 for Mr. Wood, $7,236 for Mr. Berkes, $3,877 for Mr. Guglielmone and $6,388 for Ms. Becker.

Grants of Plan Based Awards Table

The following equity awards were made in 2021 to our NEOs.

Name	Grant Date		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value
			Threshold (#)	Target (#)	Maximum (#)

Donald C. Wood	2/10/2021	(1)(6)(7)				2,232	$213,759

	2/10/2021	(2)(6)(7)				52,208	$4,999,960

Jeffrey S. Berkes	2/10/2021	(1)(6)(7)				1,233	$118,084

	2/10/2021	(2)(6)(7)				10,442	$1,000,030

	2/10/2021	(3)(6)(7)				10,442	$1,000,030

	2/10/2021	(4)(7)(8)	5,220	10,441	20,882		$1,012,881

Daniel Guglielmone	2/10/2021	(2)(6)(7)				9,398	$900,046

	8/3/2021	(5)(6)(7)				8,569	$1,000,000

Dawn M. Becker	2/10/2021	(1)(6)(7)				837	$80,159

	2/10/2021	(2)(6)(7)				6,265	$599,999

(1)	Issued under our annual bonus plan for the 1-year performance period ending December 31, 2020. These shares vest equally over 3 years.
(2)	Issued under our long-term incentive program for the 3-year performance period ending December 31, 2020. These shares vest equally over 3 years.
(3)	Issued in connection with Mr. Berkes’ promotion to President and Chief Operating Officer. The shares vest equally over 5 years.
(4)

The amounts shown represent the range of shares that may be earned under this award for the time period from 2021 through 2024 for performance based on the relative total shareholder return of the Company compared to the relative total shareholder return of the BBRESHOP. The number of units shown were calculated based the grant date closing price of our shares of $95.77. The actual number of units earned will be determined at the end of the performance period subject to linear interpolation if performance falls between the specified levels of performance. Any earned award, together with dividend equivalents on the earned awards, will vest after December 31, 2024 with any earned award being paid in shares and any earned dividend equivalents on the earned awards being paid in cash.

(5)	These shares will vest equally over 5 years.
(6)	Dividends are paid on these shares issued at the same rate and time as paid to all other holders of our shares as declared by our Board from time to time.
(7)	Represents the grant date fair value of share awards as computed in accordance with FASB ASC Topic 718.
(8)

These restricted stock units were valued based on our data and that of the index using a Monte Carlo simulation method. The key assumptions used in the valuation were: (a) stock price volatility of 38.0% for the Company and 38.8% for the index; (b) risk-free interest rate of 0.31%; and (c) no dividend yield assumption given that the award includes dividend equivalent rights that are earned only if the underlying shares are earned. Based on the performance goals and these assumptions, the award was valued at $97.01 The fair value reflected is based on a target level payout.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information about outstanding equity awards held by our NEOs as of December 31, 2021:

Stock Awards

Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(9)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(9)

Donald C. Wood	2,232 (1)	$304,266
	52,208 (1)	$7,116,995
	2,364 (2)	$322,260
	28,177 (2)	$3,841,089
	1,327 (3)	$180,897
	12,417 (3)	$1,692,685

Jeffrey S. Berkes	1,233 (1)	$168,083
	10,442 (1)	$1,423,453
	871 (2)	$118,735
	5,635 (2)	$768,163
	332 (3)	$45,258
	1,987 (3)	$270,868
	11,175 (4)	$1,523,376
	10,442 (5)	$1,423,453
			5,221 (6)	$711,727

Daniel Guglielmone	9,398 (1)	$1,281,135
	5,072 (2)	$691,415
	2,235 (3)	$304,675
	1,790 (7)	$244,013
	8,569 (8)	$1,168,126

Dawn M. Becker	837 (1)	$114,100
	6,265 (1)	$854,045
	591 (2)	$80,565
	3,381 (2)	$460,898
	314 (3)	$42,804
	1,490 (3)	$203,117

(1)	One-third of these shares vested on February 12, 2022 and the remaining shares will vest equally on February 12 of each of 2023 and 2024.
(2)	One-half of these shares vested on February 12, 2022 and the remaining shares will vest on February 12, 2023.
(3)	These shares vested on February 12, 2022.
(4)	One-third of these shares vested on February 12, 2022. The remaining shares will vest equally on February 12 of each of 2023 and 2024.
(5)	One-fifth of these shares vested on February 12, 2022. The remaining shares will vest equally on February 12 of each of 2023 through 2026.
(6)	The number of shares represent the threshold payout level. The final number of shares earned cannot be determined until after December 31, 2024, the end of the performance period.
(7)	These shares will vest equally on August 15 of each of 2022 and 2023.
(8)	These shares will vest equally on August 3 of each of 2022 through 2026.
(9)	The value of shares is calculated based on $136.32, the closing price of our shares on the NYSE on December 31, 2021.

Options Exercised and Stock Vested in 2021

The following table includes information with respect to shares held by our NEOs that vested in 2021.

	Stock Awards

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Donald C. Wood	44,465	$4,550,103.45
Jeffrey S. Berkes	11,670	$1,194,191
Daniel Guglielmone	8,024	$836,911
Dawn M. Becker	5,475	$560,257

(1)	The amounts in this column have been calculated using the closing price of a share on the date the shares vested.

Non-Qualified Deferred Compensation

We maintain a non-qualified deferred compensation plan that is open to participation by 44 members of our management team, including our NEOs. Each participant can elect to defer up to 100% of his or her base salary and cash payment under our annual bonus plan with deferral elections made in December of each year for amounts to be earned in the following year. A number of widely available investment options are made available to each plan participant who then decides how to allocate amounts deferred among those investment options. The amount earned by plan participants on their deferrals is calculated by our third party plan administrator as if the amounts deferred had actually been invested in the investment options selected by each participant. We do not make any contributions to the deferred compensation plan for any individual nor do we guaranty any rate of return on amounts deferred. Amounts deferred into the plan, including amounts earned on the deferrals, are generally payable to the participant shortly after he or she retires or is otherwise no longer employed by us; however, there are a few other alternatives where amounts may be paid to a participant sooner. All of our NEOs other than Mr. Guglielmone participate in our deferred compensation plan. 2021 activity for the participants in our plan is described below.

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
Donald C. Wood	$250,000	$-	$1,446,933	$-	$10,826,150
Jeffrey S. Berkes	$147,656	$-	$17,537	$-	$165,193
Dawn M. Becker	$47,500	$-	$233,206	$-	$2,459,569

(1)	All amounts in this column are included in either the “Salary” or “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2021.

Potential Payments on Termination of Employment and Change-in-Control

We have entered into severance agreements with each of our NEOs that require us to make certain payments and provide certain benefits to them in the event of a termination of employment or change in control of the Company. Regardless of the reason for an NEO’s termination of employment, he or she will be entitled to receive upon termination a distribution of any amounts in our non-qualified deferred compensation plan as described in the “Non-Qualified Deferred Compensation” section above. No NEO is entitled to receive a new award under the annual bonus plan or our long-term incentive plan for the year in which the termination occurs. The agreements with each of our NEOs contain provisions restricting the executive from engaging in competing behavior and soliciting and/or hiring our employees for a period of time after termination. The payments that will be made to an NEO on termination vary depending on the reason for termination and may be conditioned on the signing of a release in favor of the Company.

The amount of compensation payable to each of our NEOs under various termination scenarios is reflected below assuming that the separation of service was effective on December 31, 2021.

	Salary and
	Cash Bonus	Cash	Medical	Acclerated	Other	Excise Tax
	(Multiple)	Payment(1)	Benefits(2)	Equity(3)	Benefits(4)	Gross-Up	Total
Termination without Cause or
For Good Reason
Donald C. Wood	1.5x	$4,096,875	$2,385,861	$13,458,192	$60,250	N/A	$20,001,178
Jeffrey S. Berkes	1.0x	$1,129,167	$23,957	$6,192,983	$-	N/A	$7,346,107
Daniel Guglielmone	N/A	$-	$-	$3,689,364	$-	N/A	$3,689,364
Dawn M. Becker	1.0x	$896,875	$11,386	$1,755,529	$60,250	N/A	$2,724,040
Change in Control(5)
Donald C. Wood	3.0x	$8,193,750	$2,457,446	$13,458,192	$167,165	$-	$24,276,553
Jeffrey S. Berkes	2.0x	$2,258,333	$47,914	$6,192,983	$-	$-	$8,499,230
Daniel Guglielmone	2.0x	$1,890,625	$71,146	$3,689,364	$90,375	$-	$5,741,510
Dawn M. Becker	2.0x	$1,793,750	$30,361	$1,755,529	$90,375	$-	$3,670,015
Termination for Cause
Donald C. Wood	N/A	$475,000	$15,908	$-	$-	N/A	$490,908
Jeffrey S. Berkes	N/A	$-	$-	$-	$-	N/A	$-
Daniel Guglielmone	N/A	$-	$-	$-	$-	N/A	$-
Dawn M. Becker	N/A	$237,500	$7,590	$-	$-	N/A	$245,090
Death
Donald C. Wood	N/A	$-	$2,028,000	$13,458,192	$-	N/A	$15,486,192
Jeffrey S. Berkes	N/A	$718,750	$-	$6,192,983	$-	N/A	$6,911,733
Daniel Guglielmone	N/A	$-	$-	$3,689,364	$-	N/A	$3,689,364
Dawn M. Becker	N/A	$-	$-	$1,755,529	$-	N/A	$1,755,529
Disability
Donald C. Wood	N/A	$1,286,525	$2,371,815	$13,458,192	$-	N/A	$17,116,532
Jeffrey S. Berkes	N/A	$718,750	$23,957	$6,192,983	$-	N/A	$6,935,690
Daniel Guglielmone	N/A	$430,080	$35,573	$3,689,364	$-	N/A	$4,155,017
Dawn M. Becker	N/A	$361,777	$15,181	$1,755,529	$-	N/A	$2,132,487

(1)

Bonus years used in the calculation for termination without cause and change-in-control are 2020, 2019 and 2018, the last three completed fiscal years. The cash payments on termination with cause are 6 months of base pay only. The cash payment on death and disability for Mr. Berkes is a pro-rated bonus for the year in which the event occurs. The cash payments on disability for Mr. Wood, Mr. Guglielmone and Ms. Becker represent 1 year of base salary less amounts received from disability insurance maintained by the Company, grossed up for taxes on non-tax exempt payments.

(2)

Amounts in this column represent our estimate of the COBRA equivalent rates for health care benefits and current life and long-term disability premiums for Mr. Wood, Mr. Guglielmone and Ms. Becker. The period of time for which these benefits are provided varies as follows: (a) termination without cause – 9 months for Mr. Wood and Ms. Becker; 1 year for Mr. Berkes; (b) change-in-control – 3 years for Mr. Wood and 2 years for each other NEO; (c) termination for cause – 6 months; and (d) disability – 1 year. The amounts paid to Mr. Berkes are reduced by the amounts he pays for these benefits at the time of the event. All amounts shown in this column for Mr. Wood also include the estimated costs (calculated in accordance with GAAP) of satisfying the obligations under his Health Continuation Coverage Agreement.

(3)

All unvested shares held by our NEOs will vest in the event of termination without cause, change-in-control, death or disability. Values were calculated by multiplying the number of unvested shares that vest under each termination event using the closing price of the Company’s shares on December 31, 2021. For Mr. Berkes, the amount includes the value of the number of shares that would have been earned based on performance through the date of termination, prorated for the portion of the performance period that had lapsed, plus dividend equivalent rights on those shares.

(4)

Amounts in this column are estimated costs for an administrative assistant and outplacement assistance for a period of 6 months in the event of a termination without cause and for a period of 12 months for Mr. Wood and 9 months for Mr. Guglielmone and Ms. Becker in the event of a change-in-control. The amount also includes the cost of providing a company vehicle to Mr. Wood for three years in the event of a change-in-control should he choose to use that benefit.

(5)

Change-in-control is deemed to have occurred when a person acquires a 20% interest in us, or our current Trustees, or those subsequently approved by our current Trustees, constitute less than 50% of our Board. Upon a change-in-control, each NEO is entitled to receive payments and benefits in the following circumstance: (a) the NEO is terminated from employment by the Company (other than for cause) or leaves for good reason within 2 years after the change-in-control; (b) Mr. Wood or Ms. Becker voluntarily leaves employment within the 30-day window following the 1-year anniversary of the change-in-control; or (c) Mr. Berkes is terminated from employment by the Company (other than for cause) or he leaves the Company as a result of a constructive termination within the 6-month period prior to or within 2 years after the change-in-control.

CEO Pay Ratio

Our compensation and benefit programs are substantially similar throughout the Company and are designed to reward all employees who contribute to our success with a total compensation package that is competitive in the marketplace for each employee’s position and performance. We are required to calculate and disclose the compensation of our median paid employee as well as the ratio of the total annual compensation paid to our CEO to the annual compensation of our median paid employee. The determination of our median paid employee was used taking our total employee population as of December 31, 2021, excluding our CEO, which included 309 full-time and part-time employees ranging from executive vice presidents to maintenance technicians. For the determination, we used annual base pay plus annual bonus at target levels plus overtime actually paid, the combination of which we believe most closely approximates the total annual direct compensation of our employees. For purposes of the calculation, base pay was annualized for the 45 employees who started with us in 2021. No other adjustments were made.

The actual total annual compensation of our Chief Executive Officer and median paid employee for 2021 was calculated in accordance with the requirements of the Summary Compensation Table included in this proxy statement. Based on this methodology, we have determined that the total annual compensation paid to our Chief Executive Officer in 2021 was $7,520,917 and the total annual compensation paid to our median paid employee in 2021 was $125,770 resulting in a ratio of 60:1.

We calculated our pay ratio in accordance with SEC rules; however, those rules allow companies discretion in methodologies used to identify the median paid employee and the compensation used to determine the median paid employee. As a result, this ratio is unique to our Company. Other companies may make their determinations differently so that the ratio may not be comparable across companies. We believe our ratio is a reasonable estimate. Our ratio is very heavily influenced by what employees/services we choose to provide through employees as opposed to through third parties who are not taken into account in the calculation of the pay ratio.

Equity Compensation Plan Information

The following table sets forth certain information on our only active equity compensation plan as of December 31, 2021.

	Number of securities to be		Number of securities remaining
	issued upon exercise of	Weighted average exercise	available for future issuance
	outstanding options, warrants	price of outstanding options,	(excluding securities reflected in
Plan Category	and rights (Column A)	warrants and rights	Column A)
Equity compensation plans approved by security holders	3,658	$95.77	1,571,295
Equity compensation plans not approved by security holders	-	-	-
Total	3,658	$95.77	1,571,295

 Proposal 3: Ratification of Independent Registered Public Accounting Firm

Shareholders are being asked to ratify in a non-binding vote the selection of Grant Thornton, LLP (“GT”) as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Although shareholder ratification of GT is not required by our governance documents, the Board is submitting the selection of GT to shareholders to solicit shareholder views on our selection of GT as our independent registered public accounting firm. GT has served in this role since 2002 and the Board believes it is in the best interests of the Company and our shareholders for GT to continue in this role. If the selection of GT is not ratified, the Audit Committee may (but will not be required to) reconsider whether to retain GT. Even if the selection of GT is ratified, the Audit Committee may change the appointment of GT at any time if it determines such a change would be in the best interests of the Company and our shareholders. A representative of GT will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and answer appropriate questions from shareholders.

The Audit Committee reviews and approves in advance all audit and permissible non-audit services provided by GT to the Company as required by and in accordance with the rules and regulations of the SEC and the Sarbanes-Oxley Act of 2002.

The following table sets forth the fees for services rendered by GT for the years ended December 31, 2021 and 2020:

	2021	2020
Audit Fees(1)	$974,141	$821,862
Audit-Related Fees(2)	$64,050	$48,825
Tax Fees(3)	$248,005	$300,120
All Other Fees	$-	$-
Total Fees	$1,286,196	$1,170,807

(1)

Audit fees include all fees and expenses for services in connection with: (a) the audit of our financial statements included in our annual reports on Form 10-K; (b) Sarbanes-Oxley Section 404 relating to our annual audit; (c) the review of the financial statements included in our quarterly reports on Form 10-Q; and (d) consents and comfort letters issued in connection with debt offerings and common share offerings.

(2)	Audit-related fees primarily include the audit of our employee benefit plan, which are paid by the plan and not the Company, and certain property level audits.
(3)

All of the amount shown for 2021 and $264,600 of the amount shown for 2020 relate solely to tax compliance and preparation, including the preparation of original and amended tax returns and refund claims and tax payment planning.

The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve this proposal. An “abstention” or “broker non-vote” will have no effect on the outcome of the vote for this proposal.

Our Board recommends a vote FOR the ratification of the appointment of GT as our independent registered public accounting firm for fiscal year 2022

Audit Committee Report

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee is made up entirely of trustees who meet all independence requirements under the SEC and NYSE and have the requisite financial competence to serve on the Audit Committee. The Audit Committee meets at least quarterly and operates pursuant to a written charter that is reviewed at least every three years. That charter can be accessed under the Investors/Corporate Governance section of our website at www.federalrealty.com. In 2021, the Audit Committee met five times and each of the four quarterly meetings included an executive session with our independent registered public accounting firm and no members of management present.

The Audit Committee is directly responsible for the appointment, retention and oversight of GT, the independent registered public accounting firm retained to audit our financial statements, and also oversees management, including the internal audit firm, in performance of their financial functions. Specifically, management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States and for reporting on internal control over financial reporting. Management uses Pricewaterhouse Coopers, LLC (“PwC”) to provide its internal audit function, including oversight of the ongoing testing of the effectiveness of our internal controls. The Audit Committee met regularly with PwC and one meeting included an executive session with PwC with no members of GT or management present. GT is responsible for auditing the consolidated financial statements of the Company and expressing an opinion on the financial statements and the effectiveness of internal control over financial reporting.

During 2021, as part of its oversight function, the Audit Committee:

•	Met with management and GT and discussed the Company’s December 31, 2021 audited financial statements;

•	Discussed with GT the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC;

•	Reviewed and discussed with management and GT, individually and collectively, all annual and quarterly financial statements and operating results prior to their issuance;

•

Received the written disclosures and the letter from GT required by applicable requirements of the PCAOB regarding GT’s communications with the audit committee concerning independence, and has discussed with GT regarding its independence;

•	Discussed with GT matters required to be discussed pursuant to applicable audit standards, including the reasonableness of judgments and the clarity and completeness of financial disclosures;

•	Monitored the non-audit services provided by GT to ensure that performance of such services did not adversely impact GT’s independence; and

•

As part of the Committee’s quarterly review of internal controls, the Committee discussed with management cybersecurity threats, cybersecurity training and ongoing areas of focus of management in protecting against cyber breaches. During those quarterly reviews in 2021, the Committee was advised that there were no breaches and that cybersecurity insurance had been procured.

Based on the Audit Committee’s reviews and discussions with GT, PwC and management, the Audit Committee recommended to the Board of Trustees that the Board approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

Submitted by the Audit Committee:

Gail P. Steinel, Chairperson

David W. Faeder

Elizabeth I. Holland (joined August 3, 2021)

Anthony P. Nader, III

Beneficial Ownership

Ownership of Principal Shareholders

Based on our records and the information reported in filings with the SEC, the following were beneficial owners of more than 5% of our common shares of beneficial interest as of March 14, 2022:

	Amount and Nature of	Percentage of Our
Name and Address of Beneficial Owner	Beneficial Ownership	Outstanding Shares(1)
The Vanguard Group, Inc.(2)	11,900,087	15.1%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.(3)	7,559,988	9.6%
55 East 52nd Street
New York, NY 10055
State Street Corporation(4)	7,465,999	9.5%
State Street Financial Center, One Lincoln Street
Boston, MA 02111
Norges Bank (The Central Bank of Norway)(5)	7,212,626	9.2%
Bankplassen 2, PO Box 1179 Sentrum
NO 0107 Oslo Norway
JPMorgan Chase & Co.(6)	4,203,063	5.3%
383 Madison Avenue
New York, NY 10179
Capital Research Global Investors(7)	4,039,858	5.1%
333 South Hope Street, 55th Floor
Los Angeles, CA 90071

(1)

The percentage of outstanding shares is calculated by taking the number of shares stated in the Schedule 13G or 13G/A, as applicable, filed with the SEC divided by 78,687,588, the total number of shares outstanding on March 14, 2022.

(2)

Information based on a Schedule 13G/A filed with the SEC on February 10, 2022 by The Vanguard Group which states that The Vanguard Group, an investment advisor, has shared voting power over 174,149 shares, sole dispositive power over 11,533,371 shares and shared dispositive power over 366,716 shares.

(3)

Information based on a Schedule 13G/A filed with the SEC on February 1, 2022 by BlackRock, Inc., which states that BlackRock, Inc., a parent holding company, has sole voting power over 6,582,275 shares and sole dispositive power over 7,559,988 shares.

(4)

Information based on a Schedule 13G/A filed with the SEC on February 11, 2022 by State Street Corporation, which states that State Street Corporation, a parent holding company, has shared voting power over 6,679,706 shares and shared dispositive power over 7,465,605 shares.

(5)

Information based on a Schedule 13G/A filed with the SEC on February 8, 2022 by Norges Bank (The Central Bank of Norway) which states that Norges Bank (The Central Bank of Norway) has sole voting power and sole dispositive power over 7,212,626 shares.

(6)

Information based on a Schedule 13G filed with the SEC on January 21, 2022 by JPMorgan Chase & Co. which states that JPMorgan Chase & Co., a parent holding company, has sole voting power over 3,219,988 shares, sole dispositive power over 4,201,194 shares and shared dispositive power over 714 shares.

(7)

Information based on a Schedule 13G/A filed with the SEC on February 11, 2022 by Capital Research Global Investors which states that Capital Research Global Investors, an investment advisor, has sole voting and sole dispositive power over 4,039,858 shares.

Ownership of Trustees and Executive Officers

The table below reflects beneficial ownership of our Trustees and NEOs as of March 14, 2022 determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Unless noted in the footnotes following the table, each Trustee and NEO has sole voting and investment power as to all shares listed.

				Percentage of
		Unvested	Total Shares	Outstanding
		Restricted	Beneficially	Shares
Name and Address of Beneficial Owner(1)	Common	Shares	Owned	Owned(2)
Dawn M. Becker	136,511	12,473	148,984	*
Jeffrey S. Berkes	29,479	36,372	65,851	*
David W. Faeder	13,313	0	13,313	*
Daniel Guglielmone	22,864	26,204	49,068	*
Elizabeth I. Holland	4,964	0	4,964	*
Nicole Y. Lamb-Hale	1,350	0	1,350	*
Anthony P. Nader, III	1,350	0	1,350	*
Mark S. Ordan	3,102	0	3,102	*
Gail P. Steinel	13,254	0	13,254	*
Donald C. Wood(3)	391,089	102,749	493,838	*
Trustees, trustee nominees and executive officers as a group (10 individuals)	617,276	177,798	795,074	1%

*	Less than 1%
(1)	The address for each of the named individuals is 909 Rose Avenue, Suite 200, North Bethesda, Maryland 20852.
(2)

The percentage of outstanding shares owned is calculated by taking the number of shares reflected in the column titled “Total Shares Beneficially Owned” divided by 78,687,588, the total number of shares outstanding on March 14, 2022.

(3)

Includes 53,879 shares owned by Stacey Wood Revocable Trust, 183,568 shares owned by Donald C. Wood Revocable Trust, 20,000 shares owned by Great Falls Trust, 46,500 shares owned by Wood Descendants Trust and 60,000 shares owned by IJKR II, LLC.

Information about the Annual Meeting

Notice of Electronic Availability of Proxy Materials

We are furnishing proxy materials including this proxy statement and our 2021 Annual Report to Shareholders, including our Annual Report on Form 10-K for the year ended December 31, 2021 (“Annual Report”), to each shareholder by providing access to such documents on the Internet. On or about March 25, 2022, we mailed to our shareholders a “Notice of Internet Availability of Proxy Materials” (“Notice”) containing instructions on how to access and review this proxy statement and our Annual Report and how to submit your vote on the Internet or by telephone. You cannot vote by marking the Notice and returning it. If you received the Notice, you will not automatically receive a printed copy of our proxy materials or Annual Report unless you follow the instructions for requesting these materials included in the Notice. This section does not apply if you previously requested to receive these materials by mail. Questions regarding the Notice or voting should be directed to our Investor Relations Department at (800) 937-5449 or by email at IR@federalrealty.com.

Why You are Receiving These Materials

You are receiving these materials because you owned our shares as of March 14, 2022, the record date established by our Board of Trustees for our Annual Meeting. Everyone who owned our shares as of this date, whether directly as a registered shareholder or indirectly through a bank, broker or other nominee, is entitled to vote at the Annual Meeting. We had 78,687,588 shares outstanding on March 14, 2022. Each share outstanding on the record date is entitled to one vote. A majority of the shares entitled to vote at the Annual Meeting must be present in person or by proxy for us to proceed with the Annual Meeting.

Accessing Materials

Shareholders can access this Proxy Statement, our Annual Report and our other filings with the SEC on the Investors page of our website at www.federalrealty.com. A copy of our Annual Report, including the financial statements and financial statement schedules (“Form 10-K”) is being provided to shareholders along with this Proxy Statement. The Form 10-K includes certain exhibits, which we will provide to you only upon request addressed to Investor Relations at 909 Rose Avenue, Suite 200, North Bethesda, Maryland 20852. The request must be accompanied by payment of a fee to cover our reasonable expenses for copying and mailing the Form 10-K.

In the future, if you wish to receive paper copies of our proxy materials, without charge, and are a registered shareholder, you may do so by written request addressed to American Stock Transfer and Trust, LLC. For those of you holding shares indirectly in “street name”, you must write your bank, brokerage firm, broker-dealer or nominee, to obtain paper copies. Any election you make on how to receive your proxy materials will remain in effect for all future annual meetings until you revoke it.

How to Vote

If you own your shares directly with our transfer agent, American Stock Transfer and Trust, LLC, you are a registered shareholder and can vote either in person at the Annual Meeting or by proxy without attending the Annual Meeting through one of the following methods:

If you vote by internet or telephone, you will need the control number on your Notice, proxy card or voting instruction form. Votes must be submitted by the conclusion of the Annual Meeting to be counted for the meeting. You may revoke your proxy at any time before it is voted at the Annual Meeting by notifying the secretary in writing, submitting a proxy dated later than your original proxy, or attending and voting at the Annual Meeting.

If you hold your shares indirectly in an account at a bank, brokerage firm, broker-dealer or nominee, you are a beneficial owner of shares held in “street name”. You will receive all proxy materials directly from your bank, brokerage firm, broker-dealer or nominee and you must either direct them as to how to vote your shares or obtain from them a proxy to vote at the Annual Meeting. Please refer to the notice of internet availability of proxy materials or the voter instruction form used by your bank, brokerage firm, broker-dealer or nominee for specific instructions on methods of voting. If you fail to give your bank, brokerage firm, broker-dealer or nominee specific instructions on how to vote your shares with respect to Proposals 1 or 2, your vote will NOT be counted for those matters. It is important for every shareholder’s vote to be counted on these matters so we encourage you to provide your bank, brokerage firm, broker-dealer or nominee with voting instructions. If you fail to give your bank, brokerage firm, broker-dealer or nominee specific instructions on how to vote your shares on Proposal 3, your bank, brokerage firm, broker-dealer or nominee will generally be able to vote on Proposal 3 as he, she or it determines.

You are urged to vote either by telephone (1-800-PROXIES or 1-800-776-9437) or on the Internet (www.voteproxy.com) by following the instructions on your Notice. For those of you who have elected email delivery, please follow the instructions for voting provided in the email. If you elect to receive your proxy materials by mail, please make sure to complete, sign, date and return your proxy card promptly to make certain your shares will be voted at the Annual Meeting.

If you do not vote your shares, your shares will not be counted and we may not be able to hold the Annual Meeting. We encourage you to vote by proxy using one of the methods described above even if you plan to attend the Annual Meeting so that we will know as soon as possible whether enough votes will be present.

How to Participate in the Annual Meeting

You will be able to join our Annual Meeting as either a shareholder or a guest. All registered shareholders and shareholders that own in “street name” will be able to ask questions and vote their shares at the meeting by following the instructions below. Guests will be permitted to join the meeting but will not be permitted to ask questions.

You can access the Annual Meeting by joining through this link: https://web.lumiagm.com/202329683. If you are a registered shareholder owning shares directly in your name and you would like to be able to ask a question or vote at the Annual Meeting, you should click on “I have a control number”, enter the control number found on your proxy card or Notice you previously received, and enter the password “federal2022” to enter the meeting. The password is case sensitive. If you hold your shares in “street name” through a bank, brokerage firm, broker-dealer or nominee and you would like to be able to ask a question or vote at the Annual Meeting, you must first obtain a legal proxy from your bank, brokerage firm, broker-dealer or nominee and then submit a request for registration to American Stock Transfer & Trust Company, LLC: (1) by email to proxy@astfinancial.com; (2) by facsimile to 718-765-8730; or (3) by mail to American Stock Transfer & Trust Company, LLC, Attn: Proxy Tabulation Department, 6201 15th Avenue, Brooklyn, NY 11219. Requests for registration must be labeled as “Legal Proxy” and must be received by American Stock Transfer & Trust Company, LLC no later than 5:00 p.m. local time on April 29, 2022. You will receive a confirmation of your registration by email from American Stock Transfer and & Trust Company, LLC after they receive your registration materials. The email will also include a control number so that you can ask a question or vote at the Annual Meeting by clicking on “I have a control number”. Shareholders who hold shares in “street name” will not be able to vote your shares or ask questions without first completing this registration process. Once you are in the meeting, you can vote your shares by clicking on the Shareholder Central link on the screen to submit your ballot. You may also continue to vote using the instructions provided in the Proxy Materials until the Annual Meeting concludes.

If you do not want to vote your shares during the meeting or ask a question, you can join the meeting as a guest using the same link above. You will not need to have your control number or to complete a registration in order to participate as a guest. We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting webcast. Electronic check in begins at 8:30 a.m. local time on May 4, 2022, the day of the Annual Meeting, so that we may address any technical difficulties before the Annual Meeting webcast begins. If you encounter any difficulties accessing the Annual Meeting webcast during the check-in or meeting time, please go to https://go.lumiglobal.com/faq or call 718-931-8300, ext. 6449.

Eliminating Duplicative Proxy Materials

We have adopted a procedure approved by the SEC called “householding” under which multiple shareholders who share an address and do not participate in electronic delivery will receive only one copy of the annual proxy materials or Notice unless we receive contrary instructions from one or more of the shareholders. If you would like to opt out of householding and continue to receive multiple copies of the proxy materials or Notice at the same address, or if you have previously opted out of householding and would now like to participate, you can do so by notifying us in writing, by telephone or by email at: Investor Relations, 909 Rose Avenue, Suite 200, North Bethesda, Maryland 20852, (800) 937-5449, IR@federalrealty.com.

Solicitation of Proxies

We will bear the cost of soliciting proxies from beneficial owners of our shares. Our trustees, officers and employees, acting without special compensation, and other agents may solicit proxies by telephone, internet, or otherwise. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries, and other custodians who hold our shares of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners of our shares for their reasonable expenses incurred in forwarding such materials.

Beneficial owners of our shares who authorize their proxies through the internet should be aware that they may incur costs to access the internet, such as usage charges from telephone companies or internet service providers and these costs must be borne by the shareholder.

Shareholder Proposals for the 2023 Annual Meeting

This solicitation is made by the Company on behalf of the Board. Proposals of shareholders intended to be presented at the 2023 Annual Meeting of Shareholders, including nominations for persons for election to the Board of Trustees, must be delivered to us at 909 Rose Avenue, Suite 200, North Bethesda, Maryland 20852, Attention: Corporate Secretary and received by us no later than November 25, 2022 to be considered for inclusion in our proxy statement and form of proxy relating to such meeting. All proposals must comply with the requirements set forth in our Bylaws and the federal securities laws, including Rule 14a-8, in order to be included in the Company’s proxy statement and proxy card for the 2023 Annual Meeting of Shareholders. Pursuant to our proxy access Bylaw provision, a shareholder, or a group of up to 20 shareholders, that has continuously owned for three years at least 3% of the Company’s outstanding common shares, may nominate and include in the Company’s annual meeting proxy materials up to the greater of two trustees or 20% of the number of trustees serving on the Board, if the shareholder(s) and the nominee(s) meet the requirements specified in Article II, Section 13 of our Bylaws. Our Bylaws are available by written request made to the General Counsel & Secretary, 909 Rose Avenue, Suite 200, North Bethesda, Maryland 20852.

If you want to present a proposal for the 2023 Annual Meeting but do not wish to have it included in the proxy statement and proxy card, you must provide written notice to us no later than November 25, 2022 at the same address as set forth above.

For the Trustees,

Dawn M. Becker Executive Vice President—General Counsel and Secretary

Federal Realty Investment Trust 909 Rose Avenue, Suite 200 North Bethesda, Maryland 20852

YOUR PROXY IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE SUBMIT IT TODAY.

Appendix A

Reconciliation of Non-GAAP Financial Measures

Funds from Operations:

Funds from operations (“FFO”) is a supplemental non-GAAP financial measure of real estate companies’ operating performance. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as follows: net income, computed in accordance with U.S. GAAP, plus real estate related depreciation and amortization, and excluding gains and losses on the sale of real estate or changes in control, net of tax, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. We compute FFO in accordance with the NAREIT definition, and we have historically reported our FFO available for common shareholders in addition to our net income and net cash provided by operating activities. We consider FFO available for common shareholders a meaningful, additional measure of operating performance primarily because it excludes the assumption that the value of the real estate assets diminishes predictably over time, as implied by the historical cost convention of GAAP and the recording of depreciation. It should be noted that FFO does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income), should not be considered an alternative to net income as an indication of our performance, and is not necessarily indicative of cash flow as a measure of liquidity or ability to fund cash needs, including the payment of dividends. We use FFO primarily as one of several means of assessing our operating performance in comparison with other REITs. Comparison of our presentation of FFO to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the application of the NAREIT definition used by such REITs.

An increase or decrease in FFO available for common shareholders does not necessarily result in an increase or decrease in aggregate distributions because our Board of Trustees is not required to increase distributions on a quarterly basis. However, we must distribute at least 90% of our annual taxable income to remain qualified as a REIT. Therefore, a significant increase in FFO will generally require an increase in distributions to shareholders although not necessarily on a proportionate basis.

The reconciliation of net income to FFO available for common shareholders for the years ended December 31, 2021 and 2020 is as follows:

	2021	2020
	(in thousands, except per share data)
Net income	$269,081	$135,888
Net income attributable to noncontrolling interests	$(7,583)	$(4,182)
Gain on sale of real estate and change in control of interests, net	$(89,892)	$(91,922)
Impairment charge, net	$-	$50,728
Depreciation and amortization of real estate assets	$243,711	$228,850
Amortization of initial direct costs of leases	$26,051	$20,415

Funds from operations	$441,368	$339,777
Dividends on preferred shares	$(8,042)	$(8,042)
Income attributable to operating partnership units	$2,998	$3,151
Income attributable to unvested shares	$(1,581)	$(1,037)

Funds from operations available for common shareholders(1)	$434,743	$333,849

Weighted average number of common shares, diluted(1)(2)	78,072	76,261

Funds from operations available for common shareholders, per diluted share(1)	$5.57	$4.38

(1)

For the year ended December 31, 2020, FFO available for common shareholders includes a $11.2 million charge related to early extinguishment of debt. If this charge was excluded, our FFO available for common shareholders for 2020 would have been $345.0 million, and FFO available for common shareholders, per diluted share would have been $4.52.

(2)

The weighted average common shares used to compute FFO per diluted common share includes operating partnership units that were excluded from the computation of diluted EPS. Conversion of these operating partnership units is dilutive in the computation of FFO per diluted common share but is anti-dilutive for the computation of diluted EPS for the periods presented.

A-1

FEDERAL REALTY INVESTMENT TRUST THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES The undersigned, a shareholder of Federal Realty Investment Trust (the “Trust”), hereby constitutes and appoints DAWN M. BECKER and DANIEL GUGLIELMONE, or either of them, as the true and lawful attorneys and proxies of the undersigned, with full power of substitution in each of them, for and in the name of the undersigned, to vote and otherwise act at the Annual Meeting of Shareholders of the Trust to be held on Wednesday, May 4, 2022 at 9:00 a.m. Eastern Time virtually at https://web.lumiagm.com/202329683, or at any postponement or adjournment thereof, with respect to all of the Common Shares of Beneficial Interest of the Trust which the undersigned would be entitled to vote, with all the powers the undersigned would possess if personally present, on the following matters. The undersigned hereby ratifies and confirms all that the aforesaid attorneys and proxies may do hereunder. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and of the accompanying Proxy Statement and revokes any proxy previously given with respect to the Annual Meeting. (Continued and to be signed on the reverse side) 1.1 14475

ANNUAL MEETING OF SHAREHOLDERS OF FEDERAL REALTY INVESTMENT TRUST May 4, 2022 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Annual Report/Form 10-K/Notice & Proxy Statement is available at: http://www.federalrealty.com/shareholder-meeting Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 00003333333030300000 4 050422 THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3 PLEASE SIGN, AND THE DATE PROXIES AND WILL RETURN VOTE IN THEIR PROMPTLY SOLE JUDGMENT IN THE UPON ENCLOSED ANY OTHER MATTERS ENVELOPE. PROPERLY COMING PLEASE BEFORE MARK THE MEETING YOUR OR VOTE ANY POSTPONEMENT IN BLUE OR OR BLACK ADJOURNMENT INK AS THEREOF. SHOWN HERE x 1. To elect the following nominees as Trustees as set forth in our Proxy Statement: FOR AGAINST ABSTAIN David W. Faeder Elizabeth I. Holland Nicole Y. Lamb-Hale Anthony P. Nader, III Mark S. Ordan Gail P. Steinel Donald C. Wood FOR AGAINST ABSTAIN 2. To approve, on a non-binding, advisory basis, the compensation of our named executive officers. FOR AGAINST ABSTAIN 3. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 4. To 31, consider 2022. and act upon any other matters properly coming before the meeting or any postponement or adjournment thereof. To indicate change your the new address address on your in the account, address please space check above. the Please box at note right and that changes to the registered name(s) on the account may not be submitted via THE BOARD OF TRUSTEES RECOMMENDS YOU VOTE “FOR” THE ELECTION OF this method. THE NOMINEES AND “FOR” PROPOSALS 2 AND 3. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

FEDERAL ANNUAL REALTY MEETING OF INVESTMENT SHAREHOLDERS OF TRUST May 4, 2022 PROXY VOTING INSTRUCTIONS INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. COMPANY NUMBER VIRTUALLY AT THE MEETING - The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet, please visit https://web.lumiagm.com/202329683 (password:federal2022). and be sure to have your control number available. ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Annual Report/Form 10-K/Notice & Proxy Statement is available at: http://www.federalrealty.com/shareholder-meeting Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 00003333333030300000 4 050422 THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3 PLEASE SIGN, AND THE DATE PROXIES AND WILL RETURN VOTE IN THEIR PROMPTLY SOLE JUDGMENT IN THE UPON ENCLOSED ANY OTHER MATTERS ENVELOPE PROPERLY . COMING PLEASE BEFORE MARK THE MEETING YOUR OR VOTE ANY POSTPONEMENT IN BLUE OR OR BLACK ADJOURNMENT INK AS THEREOF SHOWN . HERE x 1. To elect the following nominees as Trustees as set forth in our Proxy Statement: FOR AGAINST ABSTAIN David W. Faeder Elizabeth I. Holland Nicole Y. Lamb-Hale Anthony P. Nader, III Mark S. Ordan Gail P. Steinel Donald C. Wood FOR AGAINST ABSTAIN 2. To approve, on a non-binding, advisory basis, the compensation of our named executive officers. JOHN SMITH FOR AGAINST ABSTAIN 1234 MAIN STREET 3. To ratify the appointment of Grant Thornton LLP as our independent APT. 203 registered public accounting firm for the fiscal year ending December NEW YORK, NY 10038 31, 2022. 4. To consider and act upon any other matters properly coming before the meeting or any postponement or adjournment thereof. To indicate change your the new address address on your in the account, address please space check above the . Please box at note right and that changes to the registered name(s) on the account may not be submitted via THE BOARD OF TRUSTEES RECOMMENDS YOU VOTE “FOR” THE ELECTION OF this method. THE NOMINEES AND “FOR” PROPOSALS 2 AND 3. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.